                                                                  EXECUTION COPY



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                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                           UNITED PARCEL SERVICE, INC.



                        FIRST INTERNATIONAL BANCORP, INC.


                                       AND


                            STAG MERGER COMPANY, INC.





                          DATED AS OF JANUARY 15, 2001




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
                                TABLE OF CONTENTS

                                                                            Page
1.     THE MERGER............................................................1
      1.1.  Merger...........................................................1
      1.2.  Effective Time...................................................1
      1.3.  Effect of Merger.................................................2
      1.4.  Additional Actions...............................................2
      1.5.  Tax Consequences.................................................2
2.     CONVERSION OF SHARES..................................................2
      2.1.  Conversion of Shares.............................................2
      2.2.  Escrow Shares....................................................3
      2.3.  Assumption of Employee and Director Stock Options................3
      2.4.  Exchange of Certificates.........................................5
      2.5.  Closing of Target's Transfer Books...............................7
      2.6.  Changes in Parent Common Stock...................................7
3.     REPRESENTATIONS AND WARRANTIES OF PARENT..............................8
      3.1.  Corporate Organization...........................................8
      3.2.  Authority........................................................8
      3.3.  Capitalization...................................................8
      3.4.  Information in Disclosure Documents, Registration Statement,
            Etc. ............................................................9
      3.5.  Consents and Approvals; No Violation.............................9
      3.6.  Reports.........................................................10
      3.7.  Financial Statements............................................10
      3.8.  Absence of Certain Changes or Events............................11
      3.9.  Tax Treatment...................................................11
      3.10. Fees............................................................11
      3.11. Litigation......................................................11
      3.12. Parent Action...................................................11
      3.13. Disclosure Letter...............................................11
4.     REPRESENTATIONS AND WARRANTIES OF TARGET.............................11
      4.1.  Corporate Organization..........................................11
      4.2.  Authority.......................................................12
      4.3.  Capitalization..................................................12
      4.4.  Subsidiaries....................................................13
      4.5.  Information in Disclosure Documents, Registration Statement,
            Etc. ...........................................................13
      4.6.  Consents and Approvals; No Violation............................13
      4.7.  Reports.........................................................14
      4.8.  Financial Statements............................................15
      4.9.  Taxes...........................................................16
      4.10. Officers and Employees..........................................17
      4.11. Employee Plans..................................................18
      4.12. Labor Relations.................................................21
      4.13. Material Contracts..............................................23
      4.14. Absence of Certain Changes or Events............................24
      4.15. Litigation......................................................24
      4.16. Compliance with Laws, Orders, Guarantee Programs................24

      4.17. Agreements with Bank Regulators, Etc............................25
      4.18. Target Ownership of Stock.......................................26
      4.19. Fees............................................................26
      4.20. Target Action...................................................26
      4.21. Vote Required...................................................26
      4.22. Material Interests of Certain Persons...........................26
      4.23. Intellectual Property...........................................27
      4.24. Interest Rate Risk Management Instruments.......................27
      4.25. Insurance.......................................................27
      4.26. Real Property and Environmental Matters.........................28
      4.27. Rescission of Repurchases.......................................30
      4.28. Allowances For Possible Loan Losses.............................30
      4.29. Tax Treatment...................................................31
      4.30. Call Reports....................................................31
      4.31. Disclosure Letter...............................................32
5.     COVENANTS............................................................32
      5.1.  Acquisition Proposals...........................................32
      5.2.  Interim Operations of Target....................................34
      5.3.  Employee Matters................................................36
      5.4.  Access and Information..........................................37
      5.5.  Certain Filings, Consents and Arrangements......................38
      5.6.  State Takeover Statutes.........................................39
      5.7.  Indemnification and Insurance...................................39
      5.8.  Additional Agreements...........................................40
      5.9.  Publicity.......................................................40
      5.10. Preparation of the Registration Statement and the Proxy
            Statement; Target Meeting.......................................40
      5.11. Stock Exchange Listings.........................................41
      5.12. Shareholder Litigation..........................................41
      5.13. Tax-free Reorganization Treatment...............................41
      5.14. Letter from Target's Accountants................................42
      5.15. Expenses........................................................42
      5.16. Adverse Action..................................................42
      5.17. Standstill Agreements; Confidentiality Agreements...............42
      5.18. Affiliates......................................................42
      5.19. Dividends.......................................................43
      5.20. Exemption from Liability Under Section 16(b)....................43
      5.21. Target Stock Options/Registration Statements on Form S-8........43
      5.22. Calculation of Net Book Value...................................43
      5.23. Reserved........................................................44
      5.24. Calculation of Escrow Balance...................................44
      5.25. Calculation of Escrow Shares....................................44
      5.26. Repayment of Stockholder Loans..................................45
      5.27. Deposit Sale....................................................45
6.     CLOSING MATTERS......................................................46
      6.1.  The Closing.....................................................46
      6.2.  Documents and Certificates......................................46
7.     CONDITIONS...........................................................46

                                      -ii-
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
      7.1.  Conditions to Each Party's Obligations to Effect the Merger.....46
      7.2.  Conditions to Obligation of Target to Effect the Merger.........47
      7.3.  Conditions to Obligation of Parent to Effect the Merger.........48
8.     MISCELLANEOUS........................................................50
      8.1.  Termination.....................................................50
      8.2.  Expense Reimbursement...........................................52
      8.3.  Non-Survival of Representations, Warranties and Agreements......53
      8.4.  Waiver and Amendment............................................53
      8.5.  Entire Agreement................................................53
      8.6.  Applicable Law..................................................53
      8.7.  Certain Definitions.............................................53
      8.8.  Descriptive Headings............................................59
      8.9.  Notices.........................................................59
      8.10. Counterparts....................................................60
      8.11. Assignment......................................................60
      8.12. Severability....................................................60
      8.13. Void............................................................60

Exhibits

Exhibit A -- Form of Voting Agreement
Exhibit B -- Form of Affiliate Agreement
Exhibit C -- Form of Escrow and Indemnity Agreement

                             INDEX TO DEFINED TERMS


                  Term                                   Section

145 Affiliate                            5.18(a)
Acquisition Transaction                  5.1
ADA                                      4.12(i)
ADEA                                     4.12(i)
Affiliate                                8.7(a)
Agreement                                First Paragraph
AIG Insurance Policy                     4.16(b)
Allowance                                4.28
Amendments                               5.3(b)
Applicable Benefit Laws                  4.11(b)
BHC Act                                  4.1
Break-up Fee                             8.2(a)
Burdensome Condition                     7.1(c)
Calculation Date                         5.22
CBD                                      4.7
Certificate                              2.4(a)
Certificate of Merger                    1.2


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Class A Common Stock                     3.3
Closing                                  6.1
Closing Date                             6.1
Code                                     Recitals
Commission                               3.4
Confidentiality Agreement                5.4
Consents                                 7.1(c)
Constituent Corporations                 1.2
Control                                  8.7(a)
Costs                                    5.7(a)
Deposit Acquirors                        5.27(a)
Deposit Assumption                       5.27(a)
Deposit Assumption Agreement             5.27(a)
Deposit Sale Agreement                   5.19(b)
DGCL                                     1.1
Effective Time                           1.2
Employee/Consulting Agreements           4.10
Environmental Law                        4.26(a)(i)
ERISA Affiliate Plan                     8.7(i)
ERISA                                    8.7(h)
Escrow                                   2.2(a)
Escrow and Indemnity Agreement           2.2(a)
Escrow Calculations                      5.24
Exchange Act                             3.5
Exchange Agent                           2.4(a)
Exchange Fund                            2.4(a)
Ex-Im                                    4.16(b)
FDIA                                     4.17
FDIC                                     4.7
Federal Reserve Board                    4.7
FLSA                                     4.12(i)
FMLA                                     4.12(i)
GAAP                                     3.7
Governmental Entity                      3.5
Group                                    8.7(j)
Hazardous Substance                      4.26(a)(ii)
HSR Act                                  3.5
Indemnified Party                        5.7(a)
Insurance Amount                         5.7(b)
Interim Financial Statements             4.8
Interim Reports                          5.2(j)
IRS                                      4.11
Labor laws                               4.12(g)
Market Price                             8.7(q)
Material Adverse Effect                  8.7(r)
Merger                                   Recitals
Merger Consideration                     8.7(s)
NLRB                                     4.12(a)


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New Option                               2.3(a)
ORE                                      4.28
OSHA                                     4.12(k)
Parent                                   First Paragraph
Parent Common Stock                      3.3
Parent Disclosure Letter                 3.13
Parent SEC Reports                       3.6
Parent Stock Option Plans                3.3(e)
PBGC                                     4.11
PCBs                                     4.26(a)(ii)
Per Share Merger Consolidation           8.7(u)
Per Share Stock Consideration            8.7(y)
Person                                   8.7(x)
Preferred Stock                          3.3
Proxy Statement                          3.4
Real Properties                          4.26(a)(iii)
Required Regulatory Changes              5.2(h)
Recommended Regulatory Changes           4.17(b)
Regulatory Changes                       5.2(h)
Registration Statement                   3.4
Regulatory Approval                      8.7(y)
Regulatory Financial Statements          4.30
SBA                                      4.16(b)
Securities Act                           3.4
Silvers Agreement                        7.3(d)
SROs                                     4.7
Stockholder Loan                         5.26
Sub                                      First Paragraph
Subsidiary                               8.7(dd)
Surviving Corporation                    1.3(a)
Target                                   First Paragraph
Target Benefit Plan                      8.7(gg)
Target Common Stock                      Recitals
Target Contracts                         4.13
Target Disclosure Letter                 4.29
Target Employee Plans                    4.11
Target Insurance Policies                4.25
Target Intellectual Property             4.23
Target Leases                            4.26(f)
Target Meeting                           5.10(b)
Target Option                            2.3(a)
Target Preferred Stock                   4.3
Target Real Properties                   4.26(e)
Target SEC Reports                       4.7
Target Subsidiaries                      4.4
Tax                                      4.9(a)
Tax Return                               4.9(b)
USDA                                     4.16(b)

WARN                                     4.12(n)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2001 ("AGREEMENT"), is made by and among UNITED PARCEL SERVICE, INC., a Delaware corporation ("PARENT"), FIRST INTERNATIONAL BANCORP, INC., a Delaware corporation ("TARGET"), and STAG MERGER COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB").

      WHEREAS, Parent and Target have each determined that it is in the best interests of their respective shareholders for Sub to merge with and into Target upon the terms and subject to the conditions set forth in this Agreement (the "MERGER"), so that Target will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of Parent;

      WHEREAS, the respective Boards of Directors of Parent, Target and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

      WHEREAS, the Board of Directors of Target has determined that the Merger is in furtherance of and consistent with its long-term business strategies and is fair to and in the best interests of its stockholders;

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of
Section 368 of the Code; and

      WHEREAS, as a condition to, and contemporaneously with, the execution of this Agreement, certain holders of Target's common stock, $.10 par value per share (the "TARGET COMMON STOCK"), have entered into voting agreements in the form attached hereto as Exhibit A.

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

      1. THE MERGER

         1.1. Merger. Subject to the terms and conditions of this Agreement, the Certificate of Merger (as defined in Section 1.2) and the DGCL (as hereinafter defined) at the Effective Time (as defined in Section 1.2), Sub will be merged with and into Target in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL") and the separate corporate existence of Sub will thereupon cease.

         1.2. Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, Sub and Target (the "CONSTITUENT CORPORATIONS") shall cause a Certificate of Merger complying with the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware ("CERTIFICATE OF MERGER"). The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as shall be specified in such filing ("EFFECTIVE TIME").

         1.3. Effect of Merger. The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing:

            (a) Target will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Target and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

            (b) The Certificate of Incorporation and Bylaws of Target in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with applicable law.

            (c) The directors and officers of Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and Bylaws and the DGCL.

         1.4. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Target, or (ii) otherwise carry out the purposes of this Agreement, Target and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (y) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Target or (z) otherwise carry out the purposes of this Agreement, in all cases consistent with the terms of this Agreement.

         1.5. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

      2. CONVERSION OF SHARES

         2.1. Conversion of Shares.

            (a) Subject to Section 2.4(h), at the Effective Time, each share of Target Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Parent) shall be automatically canceled, retired and converted into the right to receive the Per Share Stock Consideration (as defined in Section 8.7);

            (b) each share of Target Common Stock that is issued and outstanding immediately prior to the Effective Time and that is owned by Parent or any direct or indirect wholly-owned subsidiary of Parent shall be automatically canceled and retired; and

            (c) each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.

         2.2. Escrow Shares.

            (a) Prior to the Effective Time, Parent, the Escrow Agent and the Stockholder Representative shall enter into the Escrow and Indemnity Agreement in the form attached hereto as Exhibit C (the "ESCROW AND INDEMNITY AGREEMENT") to establish an escrow of certain shares of Parent Common Stock to fund certain indemnification obligations of the Stockholders of Target (the "ESCROW"). Approval of this Agreement by the Stockholders of Target at the Target Meeting shall constitute approval of
      (i) the establishment of the Escrow contemplated by the Escrow and Indemnity Agreement, (ii) the appointment of the Escrow Agent and the Stockholder Representative and (iii) the actions taken by the Stockholder Representative and the Escrow Agent in accordance with this Agreement and the Escrow and Indemnity Agreement, as the case may be.

            (b) As soon as practicable after the Effective Time, and in any event within five (5) business days after the Effective Time, the Escrow Shares (plus a proportionate share of any additional shares of Parent Common Stock as may be issued with respect to the Escrow Balance upon any stock splits, stock dividends or other recapitalizations effected by Parent following the Effective Time), without any act of any Stockholder of Target, will be deposited in the Escrow with the Escrow Agent, such deposit to be governed by the terms set forth in the Escrow and Indemnity Agreement. The portion of the Escrow Shares applicable to each Stockholder of Target shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under
      Section 2.1. The Escrow Shares shall be held by the Escrow Agent and distributed to Parent or the former Stockholders of Target in accordance with the terms of the Escrow and Indemnity Agreement.

            (c) The right to receive the Escrow Shares pursuant to the Escrow and Indemnity Agreement (i) shall not be transferable by the Stockholders of the Target otherwise than (A) by will or (B) by the laws of descent and distribution and (ii) shall not be represented by any form of certificate or instrument. The books and records of Parent shall reflect the fact that the Stockholders of Target are the beneficial owners of the Escrow Shares, subject to the Escrow and Indemnity Agreement.

         2.3. Assumption of Employee and Director Stock Options.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each option granted by Target to purchase shares of Target Common Stock (any such option to purchase shares of Target Common Stock being referred to herein as a "TARGET OPTION") under the Target's 2000 Stock Option Plan that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time shall terminate and to the extent that the Per Share Merger Consideration exceeds the option price per share of such Target Option, the Parent shall deliver promptly after the Effective Time, and in any event within five
      (5) business days after the Effective Time, a cash payment to the optionee equal to the product of (i) the excess of the value of the Per Share Merger Consideration over the option price and (ii) the number of unexercised shares of Target Common Stock subject to such Target Option.

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, with respect to each Target Option granted under the Target's Amended and Restated 1996 Stock Option Plan that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time, and with respect to each Target Option listed in Schedule 4.3(d) hereto that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time, Parent shall cause to be granted to each such optionee an option under the Parent Incentive Compensation Plan (each, a "NEW OPTION") to purchase such number of shares of Class A Common Stock at an exercise price determined as provided below (and otherwise having a duration equal to the remaining duration of each such Target Option and other terms and conditions as each such Target Option except that such New Option shall also provide for its exercise using shares of Class A Common Stock pursuant to the terms of the Parent Incentive Compensation Plan whether or not such Target Option provided for its exercise with Target Common Stock). The number of shares of Class A Common Stock to be subject to the New Option and the exercise price per share under the New Option shall be determined as follows:

                  (i) the number of shares of Class A Common Stock to be subject to the New Option shall be equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Target Common Stock subject to the Target Option, and (y) the fraction (rounded to four decimal places) obtained by dividing (1) the Per Share Merger Consideration by (2) the Market Price; and

                  (ii) the exercise price per share of Class A Common Stock
            under the New Option shall be equal to the result (rounded up to the nearest penny) of (x) the exercise price per share of Target Common Stock under the Target Option, divided by (y) the fraction (rounded to four decimal places) obtained by dividing (1) the Per Share Merger Consideration by (2) the Market Price.

            (c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, with respect to each Target Option granted under the Target's 1994 Incentive Stock Option Plan that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time, Parent shall cause to be granted to each such optionee a New Option to purchase such number of shares of Class A Common Stock which shall be intended to qualify as an incentive stock option under Section 422 of the Code, at such exercise price determined in accordance with Section 2.3(b), provided, however, that if the methodology described in Section 2.3(b) above would result in the New Option being treated as a nonqualified stock option instead of an incentive stock option, then the method for determining the number of shares of Class A Common Stock subject to such New Option and the option price of such New Option shall be the method that is consistent with the requirements of
      Section 424(a) of the Code.

         2.4. Exchange of Certificates.

            (a) Prior to the Effective Time, Parent shall designate an exchange agent (the "EXCHANGE AGENT") in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.4. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (as hereinafter defined), (i) a sufficient number of shares of Parent Common Stock to satisfy Parent's obligations pursuant to Section 2.1 and (ii) cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock being hereinafter referred to as the "EXCHANGE FUND") to be issued in exchange for outstanding shares of Target Common Stock in accordance with the terms of Section 2.4(h). Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Target Common Stock ("CERTIFICATE") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Per Share Stock Consideration for each share of Target Common Stock so represented by the Certificate surrendered by such holder thereof (less the number of shares of Parent Common Stock deposited in the Escrow applicable to such holder pursuant to
      Section 2.2), together with any dividends or other distributions as provided in Section 2.4(e). The certificates representing shares of Parent Common Stock issued in exchange for outstanding shares of Target Common Stock shall be properly issued and countersigned and executed and authenticated, as appropriate.

            (b) Promptly after the Effective Time, and, in any event, within five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate in exchange for the Per Share Stock Consideration. Target shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Target Common Stock shall have become entitled pursuant to the provisions of Section 2.1 (less the number of shares of Parent Common Stock deposited in the Escrow applicable to such holder pursuant to
      Section 2.2), and (ii) a check in the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions of Section 2.4(h) in respect of the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

            (c) If delivery of all or part of the Per Share Stock Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

            (d) Subject to Section 2.4(e), until surrendered and exchanged in accordance with this Section 2.4, each Certificate shall, after the Effective Time, represent solely the right to receive the Per Share Stock Consideration, multiplied by the number of shares of Target Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Section 2.4(e), and shall represent no other rights. From and after the Effective Time, Parent and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Per Share Stock Consideration into which the shares of Target Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. Three hundred sixty (360) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of Parent Common Stock and any funds (including any interest received with respect thereto) in the Exchange Fund that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Per Share Stock Consideration, cash in lieu of fractional shares and unpaid dividends and distributions thereon (as determined in accordance with Section 2.4(e)) deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Target Common Stock for any Per Share Stock Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement (without interest thereon), provided that no dividends or other distributions declared or made with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share(s) of Parent Common Stock represented thereby unless and until the holder of such Certificate shall surrender such Certificate in accordance with this
      Section 2.

            (f) If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Per Share Stock Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Per Share Stock Consideration to which the holder of such Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Target, Parent, the Surviving Corporation or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

            (g) Holders of unsurrendered Certificates will not be entitled to vote at any meeting of Parent stockholders.

            (h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of Parent shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of Parent. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of Parent Common Stock to which such holder would otherwise be entitled multiplied by the Market Price (as defined in Section 8.7). Payments of any cash in lieu of fractional shares shall be made without interest thereon.

         2.5. Closing of Target's Transfer Books. Immediately after the Effective Time, the stock transfer books of Target shall be closed. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, the Per Share Stock Consideration to be distributed pursuant to this Agreement may be delivered to a transferee (less the number of Shares of Parent Common Stock deposited in the Escrow applicable to the holder of such shares of Parent Common Stock at the Effective Time pursuant to Section 2.2), if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Target to establish the identity of those persons entitled to receive the Per Share Stock Consideration specified in this Agreement for their shares of Target Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Per Share Stock Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Per Share Stock Consideration.

         2.6. Changes in Parent Common Stock. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly.

      3. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Target that:

         3.1. Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 8.7). Parent has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent has heretofore made available to Target true and complete copies of its certificate of incorporation and bylaws, as amended to date.

         3.2. Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, each of Parent and Sub enforceable against each of them in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         3.3. Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 4,600,000,000 shares of Class A Common Stock par value $.01 per share (the "CLASS A COMMON STOCK"), 5,600,000,000 shares of Class B Common Stock par value $.01 per share (the "PARENT COMMON STOCK") and 200,000,000 shares of preferred stock (the "PREFERRED STOCK"). As of the close of business on December 31, 2000:

            (a) 935,873,745 shares of Class A Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable;

            (b) 198,819,384 shares of Parent Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable;

            (c) no shares of Preferred Stock were issued and outstanding;

            (d) no shares of Class A Common Stock, Parent Common Stock or Preferred Stock were held in Parent's treasury; and

            (e) 29,314,802 shares of Class A Common Stock were reserved for issuance upon exercise of employee stock options under Parent's various stock option plans (the "PARENT STOCK OPTION PLANS").

Except as set forth in this Section 3.3, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Parent obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any Parent subsidiary is a party with respect to the voting of the capital stock of Parent. All of the shares of Parent Common Stock issuable in exchange for Target Common Stock at the Effective Time in accordance with this Agreement and all of the shares of Class A Common Stock issuable upon exercise of New Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

         3.4. Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Parent provided by Parent for inclusion in (i) the Registration Statement to be filed with the Securities and Exchange Commission (the "COMMISSION") by Parent on Form S-4 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT") and (ii) any proxy statement of Target ("PROXY STATEMENT") required to be mailed to Target's Stockholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Target Meeting (as defined in Section 5.10(b)), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

         3.5. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Parent or any Significant Subsidiary of Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any Significant Subsidiary of Parent is a party or to which it or any of Parent or any of Parent's Significant Subsidiary's properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, either individually or in the aggregate, will not have a Material Adverse Effect, (c) constitute or result in a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent is subject, except for the consents, approvals and notices set forth below and except for such violations which, either individually or in the aggregate, will not have a Material Adverse Effect, or
(d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission ("GOVERNMENTAL ENTITY"), except (i) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (ii) filing the Certificate of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) the filing of, and approval by the Connecticut Commissioner of, an Acquisition Statement pursuant to Conn. Gen. Statutes Section 36a-184 and such other filings, notices, reports and other matters as may be required in connection therewith, (v) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (vi) filings pursuant to the rules of the New York Stock Exchange, (vii) filings and approvals pursuant to any applicable state takeover law, or (viii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

         3.6. Reports. Since January 1, 1998, Parent, and its predecessor, United Parcel Service of America, Inc., has timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements ("PARENT SEC REPORTS"), and all other reports and statements required to be filed by Parent, or such predecessor, including, without limitation, any report or statement required to be filed pursuant to laws, rules or regulations of the United States, any state, or any Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement, or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.7. Financial Statements. The audited consolidated financial statements of Parent included in Parent's annual report on Form 10-K as filed with the Commission for the year ended December 31, 1999, and the unaudited interim financial statements of Parent as of and for the nine months ended September 30, 2000 included in the quarterly report on Form 10-Q as filed with the Commission, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and Parent's consolidated Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein, and are derived from the books and records of Parent and Parent's consolidated Subsidiaries, which are complete and accurate in all material respects. There exist no liabilities of Parent and its consolidated Subsidiaries, contingent or otherwise, of a type required to be disclosed in accordance with GAAP, except (i) as disclosed in the Parent SEC Reports, (ii) for liabilities incurred since the latest date of the Parent SEC Reports in the ordinary course of business, and (iii) for liabilities which, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

         3.8. Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1999, Parent and its Significant Subsidiaries have conducted their business only in the ordinary course or as disclosed in any Parent SEC Reports, and, except as may be disclosed in any Parent SEC Reports, there has not been any change or event having a Material Adverse Effect on Parent.

         3.9. Tax Treatment. Parent has not taken or agreed to take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         3.10. Fees. Except for the fees paid and payable to Goldman, Sachs & Co., neither Parent nor any of Parent's Subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         3.11. Litigation. There is no claim, suit, action, proceeding or investigation pending, or, to the knowledge of Parent, threatened, against, or affecting Parent or any Significant Subsidiary of Parent that has had or could reasonably be expected to have, a material and adverse effect on Parent's or Sub's ability to execute and deliver this Agreement or consummate the transactions contemplated herein.

         3.12. Parent Action. The Board of Directors of Parent (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Parent and its stockholders and (b) approved this Agreement and the transactions contemplated by this Agreement.

         3.13. Disclosure Letter. Prior to the execution and delivery of this Agreement, Parent has delivered to Target a schedule (the "PARENT DISCLOSURE LETTER") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to Parent's representations or warranties contained in Section 3 or to Parent's covenants contained in
Section 5; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a Material Adverse Effect with respect to Parent or any of its Subsidiaries.

      4. REPRESENTATIONS AND WARRANTIES OF TARGET. Target hereby represents and warrants to Parent that:

         4.1. Corporate Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified have not had, and could not reasonably be expected to have, a Material Adverse Effect. Target is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC ACT"). Target has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Target has heretofore made available to Parent true and complete copies of its certificate of incorporation and bylaws, as amended to date.

         4.2. Authority. Target has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Target's Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the Stockholders of Target as described in Section 5.10(b) of this Agreement. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         4.3. Capitalization. As of the date hereof, the authorized capital stock of Target consists of 12,000,000 shares of Target Common Stock and 2,000,000 shares of preferred stock, $.10 par value per share ("TARGET PREFERRED STOCK"). As of the close of business on January 12, 2001, (i) 8,283,223 shares of Target Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable, (ii) 9,283,512 shares of Target Common Stock would have been issued and outstanding if all outstanding stock options had been exercised as of the date hereof, and (iii) no shares of Target Preferred Stock were issued or outstanding. Except as set forth in this Section 4.3 or as set forth in the Target Disclosure Letter, there are no shares of capital stock of Target authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Target, obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or obligating Target to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Target Disclosure Letter, there are no voting trusts or other agreements or understandings to which Target or any of Target's Subsidiaries is a party with respect to the voting of the capital stock of Target. As of the date of this Agreement:

            (a) there were outstanding under the 1994 Incentive Stock Option Plan options to purchase 116,188 shares of Target Common Stock, which have a weighted average exercise price of $4.27;

            (b) there were outstanding under the Amended and Restated 1996 Stock Option Plans options to purchase 847,851 shares of Target Common Stock, which have a weighted average exercise price of $9.31;

            (c) there were outstanding under the 2000 Stock Option Plan options to purchase 8,250 shares of Target Common Stock which have a weighted average exercise price of $8.69; and

            (d) there were 28,000 options outstanding which were previously granted to those individuals, in the amounts, at the exercise prices and exercise periods described in Section 4.3 of the Target Disclosure Letter.

         4.4. Subsidiaries. Section 4.4 of the Target Disclosure Letter sets forth the name and state of incorporation of each Subsidiary of Target (including all Subsidiaries that are not consolidated with Target for financial reporting purposes) (collectively, the "TARGET SUBSIDIARIES"). Each of the Target Subsidiaries is a bank, a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified has not had, and could not be reasonably expected to have, a Material Adverse Effect. Each of the Target Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Target Disclosure Letter, all outstanding shares of capital stock of each Target Subsidiary is owned by Target or another Target Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Target Subsidiary obligating any Target Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Target Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

         4.5. Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Target or any Target Subsidiary provided by Target for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Target Meeting (as defined in Section 5.10(b)), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Target has heretofore made available to Parent true and complete copies of the certificate of incorporation (or articles of organization) and bylaws of each Target Subsidiary, as amended to date.

         4.6. Consents and Approvals; No Violation. Except as set forth in the Target Disclosure Letter, neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby will:

      (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Target or any Target Subsidiary,

      (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Target or any Target Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or any Target Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, either individually or in the aggregate, have not had, and could not be reasonably expected to have, a Material Adverse Effect,

      (c) constitute or result in a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Target or any Target Subsidiary is subject, except for the consents, approvals and notices set forth below and except for such violations which, either individually or in the aggregate, have not had, and could not be reasonably expected to have, a Material Adverse Effect,

      (d) assuming that all required notice filings are made in accordance with such loan guaranty programs, affect Target's or any Target Subsidiary's status as a "lender," "certified lender" or "preferred lender" under any of the SBA, USDA or Ex-Im (each as defined in Section 4.16(b)) loan or loan guarantee programs, or

      (e) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) for the filing of the Certificate of Merger, (iii) for filings required under the securities or blue sky laws of the various states, (iv) for the applications, notices, reports and other filings required to be made in connection with obtaining the Regulatory Approvals, (v) for the applications, notices, reports and other filings required to be made in connection with Target's satisfaction of the condition set forth in Section 7.3(i), (vi) filings and approvals pursuant to any applicable state takeover law, (vii) for those required by the HSR Act, (viii) pursuant to the rules of the NASDAQ, (ix) filings, notices, and approvals set forth in Section
4.6 of the Target Disclosure Letter or (x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

         4.7. Reports. Except as set forth in Section 4.7 of the Target Disclosure Letter, since December 31, 1996, Target and each Target Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements ("TARGET SEC REPORTS"), (ii) the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), (iii) the Federal Deposit Insurance Corporation ("FDIC"), (iv) the Connecticut Banking Department (the "CBD"), (v) any other Governmental Entity, and (iv) any self regulated organization (an "SRO"), and all other reports and statements required to be filed by Target and the Target Subsidiaries, including, without limitation, any report or statement required to be filed pursuant to laws, rules or regulations of the United States, any state, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement, or to pay such fees and assessments, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect. As of their respective dates, the Target SEC Reports complied with the requirements of the Commission in all material respects, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

         4.8. Financial Statements. The audited consolidated financial statements of Target included in Target's annual report on Form 10-K as filed with the Commission for the year ended December 31, 1999, and the unaudited interim financial statements of Target (the "INTERIM FINANCIAL STATEMENTS") as of and for the nine months ended September 30, 2000, included in a quarterly report on Form 10-Q as filed with the Commission, have been prepared in accordance with GAAP applied on a consistent basis and consistent with past practices (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Target and the Target Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein, and are derived from the books and records of Target and the Target Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. The audited and unaudited consolidated financial statements of Target to be included in Target's reports on Forms 10-K and 10-Q, respectively, to be filed with the Commission for the years and quarters ending between the date hereof and the Effective Time (if any) will be prepared in accordance with GAAP applied on a consistent basis and consistent with past practices (except as may be indicated therein or in the notes thereto) and will fairly present, in all material respects, the consolidated financial position of Target and the Target Subsidiaries as of the dates thereof and the results of their operations and cash flows for each applicable period, subject, in the case of the unaudited financial statements to be filed with Forms 10-Q, to normal year-end and audit adjustments and any other adjustments described therein, and will be derived from the books and records of Target and the Target Subsidiaries, which will be complete and accurate in all material respects and will have been maintained in all material respects in accordance with applicable laws and regulations. There exist no liabilities of Target and the Target Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with GAAP, except (i) as disclosed in the Target SEC Reports or (ii) for liabilities which, either individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect. Target's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 was adequate, within the meaning of GAAP and safe and sound banking practices.

         4.9. Taxes.

            (a) "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            (b) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (c) Each of the Target and Target Subsidiaries has filed all Tax Returns that it was required to file except where the failure to file any such returns will not, or could not reasonably be expected to, individually or in the aggregate, (i) result in the imposition of any material tax or material penalty or (ii) materially limit the Target's or any Target Subsidiary's ability to conduct its business in any jurisdiction. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Target and Target Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and Target Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or, to Target's knowledge, threatened by an authority in a jurisdiction where any of the Target and Target Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Target or Target Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (d) Each of the Target and Target Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party except where the failure to withhold such amounts will not, or could not reasonably be expected to, individually or in the aggregate, (i) result in the imposition of any material tax or material penalty or (ii) materially limit the Target's or any Target Subsidiary's ability to conduct its business in any jurisdiction.

            (e) Except as set forth in Section 4.9(e) of the Target Disclosure Letter, there is no dispute or claim concerning any Tax liability of any of the Target and Target Subsidiaries raised or, to the knowledge of Target, threatened by any authority in writing. Section 4.9(e) of the Target Disclosure Letter lists all income Tax Returns filed with respect to any of the Target and Target Subsidiaries for taxable periods ended on or after December 31, 1993, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. Target and Target Subsidiaries have made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and Target Subsidiaries since December 31, 1993.

            (f) None of the Target and Target Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (g) None of the Target and Target Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Target and Target Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 867(c)(1)(A)(ii) of the Code. Each of the Target and Target Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Target and Target Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Target and Target Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or
      (B) has any liability for the Taxes of any Person (other than any of the Target and Target Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (h) The unpaid Taxes of the Target and Target Subsidiaries did not, as of September 30, 2000, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (disregarding any notes thereto) included in the Target's unaudited interim financial statements as of and for the nine months ended September 30, 2000 included in the Form 10-Q as filed with the Commission.

         4.10. Officers and Employees. Section 4.10 of the Target Disclosure Letter contains a true and complete list, as of the date hereof, of all of the
(a) officers, (b) employees (whether full-time, part-time or otherwise) and (c) consultants or independent contractors of each of the Target and each Target Subsidiary, in each case, specifying, by individual, their position, annual salary, hourly wages, consulting or other independent contractor fees, date of birth, date of hire, social security number, home address, work location, length of service, hours of service, tax withholding history, other amounts paid, benefits provided and any other information reasonably requested by Parent.
Section 4.10 of the Target Disclosure Letter contains a true and complete list of all holders of any options, warrants or other rights to purchase Target Common Stock or Target Preferred Stock specifying the type of options, warrant or other right, the class of security for which it may be exercised, the number of shares of such class of security, the exercise price, the expiration date, the vesting provisions, and the number of shares of such class of security with respect to which such option has been exercised. Target has made available to Parent true, correct and complete copies of each option agreement in respect of the options listed in Section 4.10 of the Target Disclosure Letter. Except as set forth in Section 4.10 of the Target Disclosure Letter, none of the Target or the Target Subsidiaries is a party to or bound by any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contract relationship in respect to any officer, former officer, employee or former employee, consultant or independent contractor (collectively, the "EMPLOYEE/CONSULTING AGREEMENTS"). Target has made available to Parent true, correct and complete copies of each such Employee/Consulting Agreement. Target has made available to Parent true, correct and complete copies of all confidentiality agreements between Target or any Target Subsidiary and an officer, employee, or former employee, consultant or independent contractor of Target or any Target Subsidiary. None of the Target and the Target Subsidiaries has received a claim from any Governmental Entity within the last six (6) years to the effect that Target or any Target Subsidiary has improperly classified as an independent contractor any person named in the Target Disclosure Letter. None of the Target and Target Subsidiaries has made any commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as set forth in Section 4.10 of the Target Disclosure Letter, all officers and employees of the Target and Target Subsidiaries are active on the date hereof.

         4.11. Employee Plans.

            (a) Section 4.11 of the Target Disclosure Letter contains a true and complete list of each Target Benefit Plan sponsored, maintained or contributed to by any Target or Target Subsidiary within the last six (6) calendar years. Each Target Benefit Plan currently in effect is identified as a "current plan" on the Target Disclosure Letter and any special tax status enjoyed by such plan is noted on the Target Disclosure Letter.

            (b) With respect to each current Target Benefit Plan identified on the Target Disclosure Letter, Target has heretofore made available to Parent true and complete copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements contracts with any parties providing services or insurance to such plan, all material internal memoranda regarding such plans, copies of material correspondence with all Governmental Entities, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States of America ("APPLICABLE BENEFIT LAWS"), the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under
      Section 401 of the Code and such other documentation with respect to any Target Benefit Plan as is reasonably requested by Parent.

            (c) Except as set forth in Section 4.11(c) of the Target Disclosure Letter, Target and Target Subsidiaries have maintained all employee data necessary to administer each Target Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct in all material respects and is maintained in a usable form.

            (d) No Target Benefit Plan or ERISA Affiliate Plan (as defined in
      Section 8.7(i)) is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Target Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Target, a Target Subsidiary, an ERISA Affiliate nor a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA.

            (e) Each Target Benefit Plan has been established, qualified, invested, operated and administered in accordance in all material respects with its terms and in compliance in all material respects with all Applicable Benefit Laws and in accordance in all material respects with all understandings, written or oral, between the Target and each Target Subsidiary and their respective current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable. None of the Target or Target Subsidiaries has incurred, and no facts exist which reasonably could be expected to result in any liability to any Target or Target Subsidiary with respect to any Target Benefit Plan or any ERISA Affiliate Plan, including without limitation, any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

            (f) There are no outstanding material defaults or violations by any party to any Target Benefit Plan. No taxes, penalties or fees are owing under any Target Benefit Plan.

            (g) No fact or circumstance exists that could adversely affect the tax-exempt status of a Target Benefit Plan that is intended to be tax-exempt. Further, each Target Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

            (h) The assets of each Target Benefit Plan are reported at their fair market value on the financial statements of each such plan.

            (i) Except as set forth in Section 4.11(i) of the Target Disclosure Letter, no Target Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of a Target or Target Subsidiary or any predecessor in interest of such Target or Target Subsidiary for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only to the extent required under such law.

            (j) All contributions or premiums required to be made by any Target or Target Subsidiary under the terms of each Target Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in all material respects in accordance with Applicable Benefit Laws and the terms of the Target Benefit Plan. Each Target Benefit Plan is fully funded or fully insured on both an ongoing and termination or wind-up basis, pursuant to the actuarial assumptions set forth in Section 4.11(j) of the Target Disclosure Letter.

            (k) Except as set forth in Section 4.11(k) of the Target Disclosure Letter, no insurance policy or any other contract or agreement affecting any Target Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. Except as set forth in Section 4.11(k) of the Target Disclosure Letter, the level of insurance reserves under each insured Target Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

            (l) There have been no improper withdrawals, applications or transfers of assets from any Target Benefit Plan or the trusts or other funding media relating thereto, and neither the Target or Target Subsidiaries nor any of their agents has been in breach of any fiduciary obligation with respect to the administration of any Target Benefit Plan or the trusts or other funding media relating thereto.

            (m) A Target or Target Subsidiary has the right under the terms of each Target Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of such Target or Target Subsidiary, and no additional contributions would be required to properly effect such termination.

            (n) Except as set forth in Section 4.11(n) of the Target Disclosure Letter, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of Target or any Target Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

            (o) None of the Target or Target Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate Target or any Target Subsidiary to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

            (p) There are no pending, anticipated, or, to Target's knowledge, threatened claims, investigations, examinations, audits or other proceedings or actions by, against, involving, or on behalf of any Target Benefit Plan, by any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of Target or any Target Subsidiary or any predecessor in interest covered under such Target Benefit Plan, by any Governmental Entities or otherwise involving any such Target Benefit Plan (other than routine claims for benefits) and there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Target Benefit Plan required to be registered.

         4.12. Labor Relations.

            (a) The employees of any of the Target and each Target Subsidiary have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including, without limitation, the United States National Labor Relations Board ("NLRB");

            (b) No Target or Target Subsidiary is or has been a signatory to a collective bargaining agreement with any trade union, labor organization or group;

            (c) No representation election petition or application for certification has been filed by employees of any Target or Target Subsidiary or is pending with the NLRB and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any Target or Target Subsidiary has occurred, is in progress or is threatened;

            (d) None of the Target or Target Subsidiaries has engaged in any unfair labor practice and there is no pending or, to the knowledge of Target, threatened labor board proceeding of any kind, including any such proceeding against any Target or Target Subsidiary or any trade union, labor union, employee organization or labor organization representing Target or any Target Subsidiary's employees;

            (e) No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been threatened, filed or is pending against Target or any Target Subsidiary;

            (f) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" (as such terms are understood under federal and state labor laws) involving the employees of Target or any Target Subsidiary has occurred, is in progress or has been threatened;

            (g) No breach of contract and/or denial of fair representation claim has been filed or is pending or threatened against Target or any Target Subsidiary and/or any trade union, labor union, employee organization or labor organization representing Target or any Target Subsidiary's employees;

            (h) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or threatened against Target or any Target Subsidiary under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local, provincial or foreign law, regulation or ordinance;

            (i) No discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or threatened against Target or any Target Subsidiary under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age

      Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), ERISA or any other federal law or comparable state fair employment practices act or foreign law, including any provincial law regulating discrimination in the workplace;

            (j) If any Target or Target Subsidiary is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been threatened or filed or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

            (k) No citation has been issued by the Occupational Safety and Health Administration ("OSHA") against Target or any Target Subsidiary and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Target or any Target Subsidiary has been filed or is pending or threatened against Target or any Target Subsidiary under OSHA or before any provincial or federal occupational safety and health ministry or department pursuant to any other applicable law relating to occupational safety and health;

            (l) No workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the knowledge of Target, threatened against Target or any Target Subsidiary;

            (m) No investigation or citation of Target or any Target Subsidiary has occurred and no enforcement proceeding has been initiated or is pending or, to the knowledge of Target, threatened under federal or foreign immigration law;

            (n) None of the Target or Target Subsidiaries has taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN") or any similar provincial law or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

            (o) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between Target or any Target Subsidiary and its respective employees has been filed or is pending or, to the knowledge of Target, threatened against Target or any Target Subsidiary under any applicable law;

            (p) Each of the Target and Target Subsidiaries has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims;

            (q) Each of the Target and Target Subsidiaries is in compliance in all material respects with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, pay equity, wages, hours or occupational safety and health, and all record keeping, filing and record retention requirements thereunder, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts, each as amended (collectively, the "LABOR LAWS");

            (r) None of the Target or Target Subsidiaries are liable for any liabilities, judgements, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws;

            (s) Target has provided Parent with a copy of the policy of each of the Target and Target Subsidiaries for providing leaves of absence under the FMLA and Section 4.12(s) of the Target Disclosure Letter identifies each employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year; each employee who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits; each employee who has requested FMLA leave to begin after the Closing Date; a description of the leave requested; and a copy of all notices provided to such employee regarding that leave; and

            (t) Each of the Target and Target Subsidiaries has paid or accrued, as required by GAAP, all current assessments under workers' compensation legislation, and none of the Target or Target Subsidiaries have been subject to any special or penalty assessment under such legislation which has not been paid.

         4.13. Material Contracts. Except as set forth in Section 4.13 of the Target Disclosure Letter or disclosed in the Target SEC Reports, neither Target nor any Target Subsidiary is a party to or bound by any (a) loan servicing agreements; (b) credit insurance policy; (c) agreements or arrangements for the purchase or sale of any material assets (otherwise than in the ordinary course of business); (d) agreements with the FDIC, Federal Reserve Board, CBD, SBA, USDA, Ex-Im (each as defined in Section 4.16(b)), (e) agreements with any foreign government or agency, any other federal or state agency or any SRO; (f) contracts or agreements containing covenants limiting the freedom of Target or any Target Subsidiary or any other Affiliate of Target, to engage in any line of business or to compete with any entity; (g) any joint venture, partnership or similar agreement; (h) exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract; (i) agreement providing for aggregate payments to any director, officer, or consultant or former officer, directors or consultant of Target or any Target Subsidiary in any calendar year in excess of $50,000, (j) material agreement, indenture or other instrument relating to the borrowing of money by Target or any Target Subsidiary, the guarantee by Target or any Target Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios of Target or any Target Subsidiary; (k) leases regarding real or personal property; (l) master agency agreement (or similar agreement or arrangement); (m) other contract or agreement or amendment thereto that, for purposes of this clause (m), would be required to be filed as an exhibit to a Form 10-K filed by Target with the Commission as of the date of this Agreement (collectively, the "TARGET CONTRACTS"). Neither Target nor any Target Subsidiary is in breach or default under any Target Contract, which default or breach has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.14. Absence of Certain Changes or Events. Except for any liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1999, Target and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Target SEC Reports, and there has not been (1) any change or event that has had, or that could reasonably be expected to have, a Material Adverse Effect on Target or any Target Subsidiary, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to any of Target's capital stock, other than dividends declared and paid in the ordinary course of business consistent with past practice, (3) any split, combination or reclassification of any of Target's capital stock or any substitution for shares of Target's capital stock, except for issuances of Target's Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the Target Option Plans, (4) except as set forth in
Section 4.14 of the Target Disclosure Letter (A) any granting by Target or any Target Subsidiary, to any current or former director, executive officer or other key employee of Target or any Target Subsidiary of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as were required under any Employment/Consulting Agreements listed in Section 4.10 of the Target Disclosure Letter, (B) any granting by Target or any Target Subsidiary, to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Target or any Target Subsidiary, into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (5) except insofar as may have been disclosed in the Target SEC Reports or required by GAAP, any change in accounting methods, principles or practices by Target or any Target Subsidiary, materially affecting its assets, liabilities or business or (6) except insofar as may have been disclosed in the Target SEC Reports, any tax election that individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

     4.15. Litigation. Except as set forth in the Target Disclosure Letter, there is no claim, suit, action, proceeding or investigation pending, or, to the knowledge of Target, threatened, against or affecting Target or any Target Subsidiary which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding or, to the knowledge of Target, threatened against Target or any Target Subsidiary which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

     4.16. Compliance with Laws, Orders, Guarantee Programs.

          (a) Except as disclosed in the Target SEC Reports filed by Target with the Commission prior to the date of this Agreement, the businesses of Target and the Target Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any

     Governmental Entity (including, without limitation, in the case of Target Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Target or any Target Subsidiary is pending or, to the knowledge of Target threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (b) Target and each applicable Target Subsidiary is an approved "lender," "certified lender" or "preferred lender" as the case may be, under and pursuant to the loan guarantee programs of the United States Small Business Administration (the "SBA"), the United States Department of Agriculture (the "USDA"), and the Export-Import Bank of the United States ("EX-IM"). Target and Target Subsidiaries have complied in all material respects at all times with the applicable provisions of Target's and Target Subsidiaries' loan guarantee insurance policy with AIG and any other insurers (collectively, the "AIG INSURANCE POLICY"). Target and all Target Subsidiaries have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of each of the SBA, the USDA, and Ex-Im. All loans originated by Target or any Target Subsidiary pursuant to or guaranteed by any of the SBA, USDA or Ex-Im were made pursuant to all applicable SBA, USDA or Ex-Im (as the case may be) rules and regulations and met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA, USDA or Ex-Im (as the case may be). All loans made or originated by Target under or pursuant to loan or loan programs of the SBA, USDA or Ex-Im have been made on standard loan documents approved if required by the appropriate agency. All loans originated by Target or any Target Subsidiary pursuant to, guaranteed by or insured by the AIG Insurance Policy were made pursuant to the AIG Insurance Policy and met all applicable underwriting criteria thereunder.

          (c) Except as set forth in Section 4.16(c) of the Target Disclosure Letter, neither Target nor any Target Subsidiary has received notice denying or limiting all or any portion of any guarantee or insurance for any loan pursuant to the SBA, USDA or Ex-Im loan or loan guarantee programs or pursuant to the AIG Insurance Policy.

     4.17. Agreements with Bank Regulators, Etc.

          (a) Except as set forth in Section 4.17(a) of the Target Disclosure Letter, neither Target nor any Target Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, the Federal Reserve Board, FDIC or any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Target been advised by the Federal Reserve Board, FDIC or any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          (b) Except as set forth in Section 4.17(b) of the Target Disclosure Letter there have been no suggested or recommended changes to, or methods of reporting with respect to, Target's or any Target Subsidiary's books and records, financial statements, Regulatory Financial Statements (as hereinafter defined) or Interim Reports (as hereinafter defined) made by any federal or state bank examiner in charge of such examination (or more senior federal or state bank regulatory officials) or other regulatory authority (any such being a "RECOMMENDED REGULATORY CHANGE") that (i) are currently pending or have not been withdrawn or abandoned and (ii) have not been implemented in the books and records, financial statements, Regulatory Financial Statements, or Interim Reports, as appropriate, of the Target or such Target Subsidiary as suggested or recommended.

Target knows of no reason why the regulatory approvals referred to in Section 4.6(d) and Section 7 would not be obtained.

     4.18. Target Ownership of Stock. As of the date of this Agreement, neither Target, Target Subsidiaries nor any of its Affiliates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Parent Common Stock (other than held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity), which in the aggregate, represent 5% or more of the outstanding shares of Parent Common Stock.

     4.19. Fees. Except for fees paid and payable to J.P. Morgan and Keefe, Bruyette & Woods, neither Target nor any Target Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.20. Target Action. The Board of Directors of Target (at a meeting duly called, constituted and held) has, by the requisite vote of all directors present, (a) determined that the Merger is advisable and in the best interests of Target and Target's Stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that the Merger be submitted for consideration by Target's Stockholders at the Target Meeting. Target has taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, (x) any statute of the State of Delaware that purports to limit or restrict business combinations or the ability to acquire or to vote shares, and (y) any applicable provision of Target's certificate of incorporation or bylaws containing change of control or anti-takeover provisions.

     4.21. Vote Required. The affirmative vote of holders of a majority of the outstanding shares of Target Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Target capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.

     4.22. Material Interests of Certain Persons. Except as disclosed in Target's Proxy Statement for its 2000 Annual Meeting of Stockholders or as set forth in the Target

Disclosure Letter, no officer or director of Target or any Target Subsidiary, or any associate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Target or any Target Subsidiary. Except as set forth in Section 4.22 of the Target Disclosure Letter and except for commercial loans made in the ordinary course and except for the Target 401(k) plan loans, neither Target nor any Target Subsidiary has made any loans to any officer or director of Target or any Target Subsidiary, or any associate of any such officer or director, or to any holder or beneficial owner of five percent (5%) or more of the outstanding shares of Target Common Stock.

     4.23. Intellectual Property. Section 4.23 of the Target Disclosure Letter sets forth a list of all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "TARGET INTELLECTUAL PROPERTY") owned by Target or used in the business of Target and the Target Subsidiaries and, in the case of each such item of Target Intellectual Property not owned by Target or any Target Subsidiary, sets forth the name of the owner thereof and a description of the agreement or other contract under which Target or the Target Subsidiaries have a right to use such Target Intellectual Property. Neither Target nor any Target Subsidiary has received any notice of infringement of or conflict with, and, to Target's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Target Intellectual Property. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect the right of the Target or any Target Subsidiary to use its name currently as used in its business in any location where Target or any such Target Subsidiary conducts its business.

     4.24. Interest Rate Risk Management Instruments. Except as have not had and could not reasonably be expected to have, a Material Adverse Effect, all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Target or any Target Subsidiary for the account of a customer of Target or a Target Subsidiary, were entered into in the ordinary course of business and, to Target's knowledge, in accordance with prudent banking practices and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Target or any Target Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Except as have not, and could not reasonably be expected to have, a Material Adverse Effect, Target and each of the Target Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Target's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     4.25. Insurance. Section 4.25 of the Target Disclosure Letter contains a complete and correct list of all insurance policies currently maintained by Target or any Target Subsidiary, (the "TARGET INSURANCE POLICIES"). With respect to each Target Insurance Policy, Section 4.25 of the Target Disclosure Letter specifies (i) the insurer, (ii) the amount of and nature of coverage, (iii) the risk insured against, (iv) the deductible amount (if any) and (v) the date through which coverage will continue by virtue of premiums already paid. Target and Target

Subsidiaries currently have in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Target and the Target Subsidiaries. Neither Target nor any Target Subsidiary has reached or exceeded its policy limits for any insurance policies in effect as of the date hereof. There are no self-insurance arrangements affecting the Target or any Target Subsidiary. With respect to each Target Insurance Policy:

          (a) neither Target nor any Target Subsidiary has received written notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect thereto;

          (b) to Target's knowledge, the policy is legal, valid, binding, enforceable and in full force and effect;

          (c) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms through the Closing Date and following the consummation of the transactions contemplated herein;

          (d) neither Target, any Target Subsidiary, nor, to the knowledge of Target, any other party to any Target Insurance Policy is in breach or default (including with respect to the payment of premiums or giving of notices), and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policy;

          (e) no party has repudiated any provision thereof;

          (f) there are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability; and

          (g) there exists no claim under such insurance policy that has not been properly filed by the Target or any Target Subsidiary.

     4.26. Real Property and Environmental Matters.

          (a) For purposes of this Agreement, the following terms shall have the indicated meanings:

               (i) "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Entity relating to the (1) health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
          Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C.
          Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same.

               (ii) "HAZARDOUS SUBSTANCE" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBS") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde or atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank(s).

               (iii) "REAL PROPERTIES" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by Target or any Target Subsidiary whether directly, as an agent, as trustee or other fiduciary or otherwise.

          (b) Neither Target nor any Target Subsidiary is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law which could reasonably be expected to result in the imposition of any liability which could have a Material Adverse Effect.

          (c) None of the Real Properties of Target or any Target Subsidiary is in violation of or has any liability, absolute or contingent, under any Environmental Law which could reasonably be expected to result in the imposition of any liability which could have a Material Adverse Effect.

          (d) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of Target, threatened relating to any Real Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law which could reasonably be expected to result in the imposition of any liability which could have a Material Adverse Effect.

          (e) Section 4.26(e) of the Target Disclosure Letter sets forth a true, correct and complete list of all Real Properties owned or leased by Target or any Target Subsidiary (collectively, the "TARGET REAL PROPERTIES") and all Real Properties owned by Target or any Target Subsidiary at any time during the last five (5) years. Target and each Target Subsidiary has good and marketable title to, or a valid leasehold interest in, all of the Target Real Properties and all personal properties or assets reflected on the balance sheet contained in the Interim Financial Statements or acquired after September 30, 2000 (other than assets disposed of since September 30, 2000 in the ordinary course of business consistent with past practices) in each case free and clear of all title defects, liens, encumbrances and restrictions except for (i) liens, encumbrances or restrictions which secure indebtedness described in the Target SEC Reports, (ii) liens for Taxes accrued but not yet payable, (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after September 30, 2000 provided that the obligations secured by such liens are not delinquent and (iv) liens which do not materially impair the value or use of any such asset. Each of the Target Real Properties, and each building and improvement located thereon, is, and has at all times been, in compliance in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances and statutes, including those relating to zoning, building, land use, health and safety, fire, air sanitation and noise control. The improvements on the Target Real Property are (x) in good operating condition, (y) in a state of good maintenance and repair, ordinary wear and tear excepted, and (z) adequate and suitable for the purposes for which they are presently being used.

          (f) Section 4.26(e) of the Target Disclosure Letter sets forth a true, correct and complete list of all leases (including all amendment, modifications or extensions thereof) for all Target Real Properties leased by Target or any Target Subsidiary (collectively, the "TARGET LEASES"). Neither Target nor any Target Subsidiary has sent or received any written notice of any default under any of the Target Leases. Neither Target nor any Target Subsidiary has breached or is in default under any material covenant, agreement, term or condition of or contained in any Target Lease and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach.

         4.27. Rescission of Repurchases. Except as set forth in Section 4.27 of the Target Disclosure Letter, all share repurchase programs previously authorized by the Board of Directors of Target (if any) have been revoked by resolution duly adopted on or prior to the date hereof.

         4.28. Allowances For Possible Loan Losses. The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE (as hereinafter defined) and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted (the "ALLOWANCE") shown on the consolidated balance sheets of Target included in the most recent Regulatory Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Target included in the Regulatory Financial Statements as of dates subsequent to the execution of this Agreement and as of the Closing Date will be, as of the dates thereof, in the reasonable opinion of management of Target adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of Target and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Target and the Target Subsidiaries as of the dates thereof. Neither Target nor any Target Subsidiary has any loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss," or similar classifications, that were not classified in Target's or any Target Subsidiary's most recent report of examination. Section 4.28 of the Target Disclosure Letter also lists all loans or extensions of credit that are included on Target's or any Target Subsidiary's "watch list." The net book value of Target's or any Target Subsidiary's assets acquired through foreclosure in satisfaction of problem loans ("ORE") is carried on the balance sheet of the Regulatory Financial Statements at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

         4.29. Tax Treatment. Neither Target nor any Target Subsidiary has taken or agreed to take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         4.30. Call Reports. Except as set forth in Section 4.30 of the Target Disclosure Letter, all Call Reports, Federal Reserve FRY-6 Reports, and FRY-9C Reports, including any amendments thereto, filed with the Federal Reserve Board, the FDIC, CBD or any other federal or state Governmental Entity for the years ending December 31, 1998 and 1999 and thereafter, together with any correspondence with any of the Federal Reserve Board, the FDIC, CBD or any other federal or state Governmental Entity concerning the aforesaid financial statements and reports (the "REGULATORY FINANCIAL STATEMENTS"):

          (a) were prepared from the books and records of Target and each Target Subsidiary;

          (b) were prepared, in all material respects, in accordance with regulatory accounting principles consistently applied;

          (c) present in all material respects Target's and each Target Subsidiary's financial condition and the results of its operations, changes in stockholder's equity and cash flows at the relevant dates thereof and for the periods covered thereby; and

          (d) contain and reflect all adjustments and accruals necessary for the accurate presentation (in all material respects) of Target's and each Target Subsidiary's financial condition and the results of Target's and each Target Subsidiary's operations and cash flow for the period covered by such financial statements (subject to any normal recurring year end adjustments that are not material).

         4.31. Disclosure Letter. Prior to the execution and delivery of this Agreement, Target has delivered to Parent a disclosure letter (the "TARGET DISCLOSURE LETTER") setting forth, in the appropriate section of the Target Disclosure Letter, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a corresponding section of this Agreement or as an exception to Target's representations or warranties contained in the corresponding section of this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Target Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a Material Adverse Effect with respect to Target. At any time up to the date which is the tenth (10th) business day prior to the Closing Date, Target may supplement or amend the Target Disclosure Letter with respect to facts or circumstances first existing or occurring after the date hereof which, if existing or occurring on or prior to the date hereof, would have been required to be set forth or described in the Target Disclosure Letter or which is necessary to correct any information in the Agreement or the Target Disclosure Letter in order to make any of the representations and warranties of Target contained in Section 4 true and correct when made and true and correct as of the Effective Time as if made on and as of such time. No such supplement or amendment to the Target Disclosure Letter shall have any effect for the purpose of determining satisfaction of the closing condition set forth in Section 7.3(b) of this Agreement if the facts or circumstances disclosed in such supplement or amendment, individually or in the aggregate, (x) would so materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement that, had such facts or circumstances been known, Parent would not, in its reasonable judgment, have entered into this Agreement or (y) would impose on Parent or any of its Subsidiaries (including Target or any Target Subsidiary) any substantial limitations or conditions on the businesses and activities engaged in by Parent or any such Subsidiary that would not be applicable in the absence of such facts or circumstances. The delivery by Target of a supplement or amendment to the Target Disclosure Letter in accordance with this Section 4.31 shall relieve Target of any liability, regardless of whether or not the transactions contemplated hereby are consummated, for a breach of a representation or warranty contained in Section 4 which, without the disclosure of the facts and circumstances in such supplement or amendment, would not be true and correct when made or true and correct as of the Effective Time as if made on and as of such time; provided that regardless of whether or not the transactions contemplated hereby are consummated, the delivery by Target of a supplement or amendment to the Target Disclosure Letter pursuant to this Section 4.31 shall not, subject to the provisions of Section 8.2, relieve Target of any liability for a breach by Target of any covenant or agreement of Target contained in this Agreement.

     5. COVENANTS

         5.1. Acquisition Transactions. Target shall not, nor shall it permit any Target Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Target or any Target Subsidiary to, directly or indirectly, (i) solicit, initiate, encourage or facilitate the submission of any proposal relating to or involving an Acquisition Transaction (as hereinafter defined) or (ii) enter into, encourage or facilitate any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or constitute an effort to facilitate, any proposal relating to or involving an Acquisition Transaction; provided, however, that nothing contained in this
Section 5.1 shall prohibit the Board of Directors of Target from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (A) the Board of Directors of Target concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to Target's stockholders under applicable law, (B) prior to taking such action, Target receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that such agreement is at least as limiting as any such agreement between Parent and Target), and (C) the Board of Directors of Target concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined). Notwithstanding anything in this Agreement to the contrary, Target shall (i) immediately advise Parent orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) of any proposal regarding an Acquisition Transaction, or any inquiry which could reasonably be expected to lead to any such proposal, (B) the material terms and conditions of such proposal or inquiry (whether written or oral), and (C) the identity of the person making any such proposal or inquiry,
(ii) keep Parent reasonably informed of the status and details of any such proposal or inquiry, and (iii) negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.1 by any officer or director of Target or any Target Subsidiary or any investment banker, attorney or other advisor, representative or agent of Target or any Target Subsidiary, acting on behalf of or at the request of the Board of Directors of Target, shall be deemed to be a breach of this Section 5.1 by Target. Target shall immediately terminate and cease any and all discussions, negotiations and/or contacts with any other person or entity which may exist relating to or involving an Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" means any tender offer, exchange offer, merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Target or any Target Subsidiary, or any purchase of all or substantially all of the assets of Target or any Target Subsidiary. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal which the Board of Directors of Target concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Stockholders of Target from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed. Nothing contained in this Section 5.1 shall prohibit the Target or its Board of Directors from taking and disclosing to Target's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the

Exchange Act or from making such disclosure to the Target's stockholders which, in the judgment of the Board of Directors as determined in good faith and as advised in writing by outside counsel, may be required under applicable law.

         5.2. Interim Operations of Target. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Target Disclosure Letter or as otherwise approved expressly in writing by Parent:

               (a) Target shall, and shall cause each of the Target Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Target shall use all commercially reasonable efforts to preserve intact the business organization of Target and each of the Target Subsidiaries, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with Target or the Target Subsidiaries. Other than in the ordinary course of business consistent with past practice, Target shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, purchases of federal funds, borrowings pursuant to existing lines of credit, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or
          (iii) make any loan or advance.

               (b) Target shall not and shall not permit any Target Subsidiary to make any change or amendment to their respective certificates' (or articles) of incorporation, charter or bylaws (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

               (c) Target shall not, and shall not permit any Target Subsidiary to, (i) issue or sell any shares of capital stock or any other securities of any of them (other than (A) pursuant to outstanding exercisable stock options granted pursuant to one of the Target Option Plans or pursuant to outstanding exercisable stock awards reflected in the Target Disclosure Letter, or (B) pursuant to the terms of 401(k) plans of Target and any Target Subsidiary in effect as of the date hereof), (iii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, (iii) enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to the Target Option Plans) or
          (iv) enter into any arrangement or contract with respect to the purchase or voting of shares of Target's or any Target Subsidiary's capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in Target's or any Target Subsidiary's capital structures. Neither Target nor any Target Subsidiaries shall grant any additional stock options except for up to an aggregate of 25,000 options granted by Target for new hires or promotions.

               (d) Target shall not, and shall not permit any Target Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than dividends paid in the ordinary course of business consistent with past practice and dividends paid by any Target Subsidiary to Target or another Target Subsidiary with respect to its capital stock between the date hereof and the Effective Time.

               (e) Target shall not, and shall not permit any Target Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person.

               (f) Target shall not, and shall not permit any Target Subsidiary to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; it being understood that Target and the Target Subsidiaries shall be permitted to sell or participate whole loans, portions of loans, and investments to third parties and into Target's or such Target Subsidiary's warehouse and commercial paper facilities, provided that all such sales or participations shall be in the ordinary course of business .

               (g) Except as set forth in the Target Disclosure Letter or as otherwise provided in this Agreement, Target shall not, and shall not permit any Target Subsidiary to, (i) adopt or amend (except as required by law or contractual obligations described in the Target SEC Reports or Target Disclosure Letter) any Target Benefit Plan, Employee/Consulting Agreement or any other bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any current or former director, officer or employee, (ii) except for normal merit increases and bonuses paid or accrued in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer or employee, (iii) pay any benefit not required by any Target Benefit Plan or Employee/Consulting Agreement (including, without limitation, the granting of stock options or stock appreciation rights), (iv) loan or advance any moneys or funds to any director, officer or employee, (v) take any action or grant any benefit not required under the terms of any Target Benefit Plan or Employee/Consulting Agreement or (vi) enter into any contract, agreement, commitment or arrangement (oral or written) to do any of the foregoing.

               (h) Target shall (i) inform Parent of any Recommended Regulatory Change or any changes to the Target Parties' books and records, financial statements, Regulatory Financial Statements, or Interim Reports required by any state or federal examiner or other regulatory authority (any such change being a "REQUIRED REGULATORY CHANGE" and together with the Recommended Regulatory Changes, the "REGULATORY CHANGES") and, to the extent permitted by applicable law, provide Parent with copies of any report or similar correspondence describing any Recommended Regulatory Change or Required Regulatory Change; (ii) diligently pursue with the appropriate federal or state examiner or other regulatory authority the resolution of any objections regarding any Recommended Regulatory Changes; (iii) promptly implement all Required Regulatory Changes to the extent required after taking the steps required in clause (ii); and (iv) consult with Parent on and keep Parent reasonably informed with respect to all such Regulatory Changes and the Target Parties' proposed actions with respect thereto.

               (i) Target shall consult Parent and shall keep Parent reasonably informed with respect to Target's operations, including without limitation Target's capital plans and access to capital sources, and shall consult with Parent prior to implementing any capital plan.

               (j) Target and each Target Subsidiary shall timely file all Call Reports, Federal Reserve FRY-6 Reports, and FRY-9C Reports required to be filed by Target or any Target Subsidiary (the "INTERIM REPORTS") and shall promptly provide Parent with copies of each such Interim Report. All such Interim Reports shall:

                    (i) be prepared from the books and records of Target and
               each Target Subsidiary;

                    (ii) be prepared in all material respects in accordance with regulatory accounting principles consistently applied;

                    (iii) present in all material respects Target's and each
               Target Subsidiary's financial condition and the results of its operations, changes in stockholder's equity and cash flows at the relevant dates thereof and for the period covered thereby; and

                    (iv) contain and reflect all adjustments and accruals
               necessary for the accurate presentation (in all material respects) of Target's and each Target Subsidiary's financial condition and the results of Target's and each Target Subsidiary's operations and cash flow for the period covered by such financial statements.

               (k) Target shall not, and shall not permit any Target Subsidiary to, authorize, or commit or agree (orally or in writing) to take, any actions contrary to or prohibited by those set forth in clauses (a) through (j) of this Section 5.2.

Subject to the provisions of Sections 5.2(a) through 5.2(k) above, nothing contained herein shall give Parent the right to control or direct the operations of Target or any Target Subsidiary prior to the Effective Time.

         5.3. Employee Matters.

                  (a) Target shall terminate or shall cause each Target Subsidiary to terminate, the Target 401(k) plan effective immediately prior to the Closing, to cease all further contributions to such plan with respect to pay periods beginning on and after the Closing Date (other than as required to repay loans made thereunder) and to cease making any additional loans to participants under the Target 401(k) plan effective as of the termination of such plan and shall provide written resolutions reasonably satisfactory to Parent authorizing the same, and a copy of such resolutions shall be delivered to Parent prior to the Closing Date.

                  (b) From and after the date hereof, Target and each Target Subsidiary shall use their respective best efforts to enter into amendments to the employment agreements (in the form set forth in Section
      5.3 of the Target Disclosure Letter (the "AMENDMENTS") with each officer or employee of Target (other than Brett N. Silvers and Leslie A. Galbraith) that has an employment agreement (or similar agreement) with Target or any Target Subsidiary, amending such employment agreements. From and after the date hereof, Target shall use its best efforts to retain all employees of any Target Subsidiary as of the date hereof.

                  (c) From and after the Effective Time, Parent agrees to provide the employees of Target and the Target Subsidiaries (the "TARGET EMPLOYEES") who remain employed by Target through and after the Effective Time (collectively, the "TRANSFERRED TARGET EMPLOYEES") with the types and levels of employee benefits maintained by Parent for similarly situated employees of Parent in the same business unit with Target. Parent shall continue to maintain Target plans (other than stock based plans or the Target 401(k) plan), including Target's "Team Incentive Program" and "Annual Incentive Plan," each of which shall remain in place through 2001 (provided that Parent may modify applicable targets and measures under such plans), or provide other transition coverage until the Target Employees are permitted to participate in Parent's plans. To the extent that the Target Employees are permitted to participate in the Parent's plans, Parent will treat, and cause its vacation and other paid time off, flexible benefit (including medical, dental, life insurance and disability) and 401(k) plans to treat, the service of Target Employees with Target or any Target Subsidiary as service rendered to Parent for purposes of eligibility to participate, vesting and for other appropriate benefits under such plans. The service of Target Employees with Target or any Target Subsidiary shall not be considered as service rendered for Parent for any purposes of any defined benefit plan sponsored by Parent. Without limiting the foregoing, Parent shall not treat any Transferred Target Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent for employee for purposes of any exclusions under any health or similar plan of Parent for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result. Following the Effective Time, except as otherwise contemplated herein, Parent shall cause Target or such appropriate Target Subsidiaries to honor in accordance with their terms all individual employment agreements, consulting agreements, and severance agreements set forth in the Target Disclosure Letter, each as may be amended by the Amendments pursuant to Section 7.3(g).

         5.4. Access and Information. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access throughout the period prior to the Effective Time, at reasonable times, to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel of such party and its subsidiaries and to such other information as any party may reasonably request; provided, however, that no party shall be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentences apply. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party in accordance with the terms of the letter dated November 28, 2000, from Target to United Parcel Service General Services Corporation and the letter dated September 29, 2000 from United Parcel Service General Services Corporation to Target (collectively, the "CONFIDENTIALITY AGREEMENT").

         5.5. Certain Filings, Consents and Arrangements.

                  (a) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Target and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Target Parties or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent and Target shall promptly furnish each other with copies of written communications received by Parent or Target Parties, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  (b) Parent and Target shall (i) as promptly as practicable after the date hereof, with each of Parent and Target using their commercially reasonable efforts to make a prompt filing, make such filings as may be required by the HSR Act with respect to the transactions contemplated hereby, (ii) respond promptly to inquiries from the Department of Justice and the Federal Trade Commission in connection with such filings, (iii) file or cause to be filed as promptly as practicable with the Department of Justice and Federal Trade Commission any supplemental information that may be requested pursuant to the HSR Act, and (iv) seek the earliest possible termination or waiver of the waiting period under such statute. Each of Parent and Target shall promptly inform each other of any material communication made to, or received by such party from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority.

               (c) Notwithstanding anything in this Section 5.5, Parent shall not be obligated to consent to or approve any Burdensome Condition.

         5.6. State Takeover Statutes. Target shall take all reasonable steps to
(i) exempt Target and the Merger by action of Target's Board of Directors or otherwise from any law or statute that purports to limit or restrict business combinations or the ability to acquire or to vote shares and (ii) upon the request of Parent, assist in any challenge by Parent to the applicability to the Merger of any such law or statute.

         5.7. Indemnification and Insurance.

               (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors and officers of Target and the Target Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, which is based upon or relates to such Indemnified Party's capacity as a director or officer, to the fullest extent that such persons are permitted to be indemnified under Target's certificate of incorporation and bylaws as in effect on the date hereof, as supplemented by the agreements referred to in Section 5.7(a) of the Target Disclosure Letter, except as may be limited by the DGCL.

               (b) Parent shall cause the persons serving as officers and directors of Target immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Target on the date hereof (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to provide greater insurance coverage than the provided by the current terms, conditions, and limitations of the policy currently maintained by Target and to expend, on any annual basis, more than 200% of the current amount expended by Target (the "INSURANCE AMOUNT") to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 5.7(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

               (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

               (d) The provisions of this Section 5.7 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the certificate of incorporation or by-laws of Target or any of Target Subsidiaries, any contract or applicable law.

         5.8. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals including the Regulatory Approvals.

         5.9. Publicity. The initial press release announcing this Agreement shall be a joint press release approved by both Parent and Target and, thereafter, Target and Parent shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         5.10. Preparation of the Registration Statement and the Proxy Statement; Target Meeting.

               (a) As soon as practicable following the date of this Agreement, Target and Parent shall prepare the Proxy Statement and the Registration Statement and (i) Target shall file the Proxy Statement with the Commission and (ii) Parent shall file the Registration Statement with the Commission. Each of Target and Parent shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Target shall use all commercially reasonable efforts to cause the Proxy Statement to be mailed to Target's Stockholders as promptly as practicable after clearance of the Proxy Statement by the Commission; provided that the Registration Statement declared effective and Proxy Statement mailed to the Stockholders shall reflect the audited financial statements of Parent and Target for the year ended December 31, 2000. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Target shall furnish Parent all information concerning Target and the holders of its capital stock and shall take any action as Parent may reasonably request in connection with any such action. If at any time prior to the Effective Time any information relating to Target or Parent or any of their respective Affiliates, officers or directors, should be discovered by Target or Parent which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Target or Parent (as the case may be) shall promptly notify the other and shall cooperate in the filing of any appropriate amendment or supplement describing such information with the Commission and, to the extent required, any dissemination thereof to the stockholders of Target or Parent.

               (b) Except as provided below, Target shall, as soon as practicable following the date of clearance of the Proxy Statement by the Commission, duly call, give notice of, convene and hold a meeting of its Stockholders (the "TARGET MEETING") for the purpose of approving this Agreement, and the Board of Directors of Target (i) shall recommend to its Stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby,
          (ii) shall use all reasonable efforts to solicit such approval and adoption, (iii) shall not recommend or present for Stockholder consideration in any manner any other Acquisition Transaction, and
          (iv) shall not withdraw or modify in any manner the approval or recommendation by the Board of Directors of Target of this Agreement or the Merger; provided, however, that nothing in this Section 5.10(b) shall prohibit the Board of Directors of Target from withdrawing or modifying in a manner adverse to Parent its recommendation to the Stockholders or recommending any other Acquisition Transaction if Target is not in breach of, and has not breached, in any material respect any of the provisions of Section 5.1, Target receives an unsolicited, written bona fide proposal regarding an Acquisition Transaction, and as a result of such proposal (A) the Board of Directors of Target concludes in good faith that it is required to take such action, but only after consultation with outside counsel and only if Target's Board of Directors concludes that the failure to take such action would result in a substantial risk that the Board of Directors would violate any fiduciary duties of the Target Board to Target Stockholders under applicable law, and (B) the proposal regarding the Acquisition Transaction constitutes a Superior Proposal.

               (c) Target shall use all commercially reasonable efforts to hold the Target Meeting as soon as practicable after the date hereof and will not adjourn or postpone the Target Meeting, other than for the absence of a quorum.

         5.11. Stock Exchange Listings. Parent shall cause to be listed on the New York Stock Exchange, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

         5.12. Stockholder Litigation. Each of Target and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Target or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         5.13. Tax-free Reorganization Treatment. None of Parent, Sub or Target
(i) shall knowingly take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code, or (ii) shall file any return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Each of Parent, Sub and

Target shall comply with the record-keeping and information reporting requirements set forth in Treas. Reg. Section 1.368-3.

         5.14. Letter from Target's Accountants. Target shall use all commercially reasonable efforts to cause to be delivered to Parent two letters from Target's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.15. Expenses. Except as otherwise provided in Section 8.2 and the Escrow and Indemnity Agreement, each party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that if this Agreement is terminated in accordance with Section 8 hereof, the printing expenses, Commission filing and registration fees and filing fees required pursuant to the HSR Act shall be shared equally between Target and Parent.

         5.16. Adverse Action. During the period from the date of this Agreement through the Effective Time, except as expressly contemplated by this Agreement, neither party will, and will not permit any Subsidiary to, without the written consent of the other party (which consent will not be unreasonably withheld or delayed) knowingly take any action that (x) would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect, (b) any of the conditions to the Merger set forth in Section 7 not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law or applicable regulatory requirements and (y) has, or could reasonably be expected to have, a Material Adverse Effect. Each party shall promptly notify the other party in writing of any action taken by it in reliance on the foregoing exception, unless such notification would be prohibited by applicable law.

         5.17. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, Target shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party (other than the Confidentiality Agreement). During such period, Target shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

         5.18. Affiliates.

          (a) Prior to the Effective Time, Target shall identify to Parent all persons who were, at the time of the Target Meeting, "affiliates" (the "145 AFFILIATES") (as that term is used in sections (c) and (d) of Rule 145 promulgated pursuant to the Securities Act) of Target, including without limitation, all those persons subject to the reporting requirements of Rule 16(a) of the Exchange Act.

          (b) Target shall use its commercially reasonable efforts to obtain and deliver, prior to the Effective Time, an agreement, in the form of Exhibit B, from each of the 145 Affiliates.

         5.19. Dividends. After the date of this Agreement, each of Parent and Target shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Target Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Target Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Target Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger. Nothing contained in this Section shall be construed to confer on either party any right to disapprove any dividend proposed to be declared and paid by the other party or to establish the amount or terms thereof.

         5.20. Exemption from Liability Under Section 16(b). Provided that Target delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Target Insiders of Class A Common Stock in exchange for shares of Target Common Stock, and of options on Parent Common Stock upon conversion of options on Target Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "SECTION 16 INFORMATION" shall mean information accurate in all material respects regarding the Target Insiders, the number of shares of Target Common Stock held by each such Target Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of the options on Target Common Stock held by each such Target Insider and expected to be converted into options on Class A Common Stock in connection with the Merger. "TARGET INSIDERS" shall mean those officers and directors of Target who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

         5.21. Target Stock Options/Registration Statements on Form S-8. Parent shall reserve for issuance the number of shares of Class A Common Stock that will be issuable upon exercise of Target Stock Options assumed pursuant to
Section 2.3 hereof. On the Closing Date, Parent shall file with the SEC one or more registration statements on Form S-8 for the shares of Class A Common Stock issuable with respect to Target Stock Options and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding.

         5.22. Calculation of Net Book Value.

          (a) As promptly as practicable after the date on which all conditions to the closing of the transactions contemplated hereby in Sections 7.1 (other than Section 7.1(g)), 7.2 and 7.3 are satisfied or waived, and in any event within ten business days thereafter, Target shall provide to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of Target certifying the Net Book Value of Target as of the last day of the calendar month end preceding the date on which such conditions to closing are satisfied or waived (the "CALCULATION DATE") with supporting calculations and other information used by Target to calculate the Net Book Value of Target as of the Calculation Date. Target shall also provide such other information as Parent shall reasonably require to confirm the accuracy of Target's calculation of the Net Book Value as of the Calculation Date.

          (b) If Parent proposes no modifications to Target's calculation of Net Book Value, within ten business days after delivery of the certificate referred to in (a), the Net Book Value of Target as certified by Target shall be the Net Book Value of Target used to calculate the Merger Consideration hereunder.

          (c) If, within ten business days after delivery of the certificate referred to in (a), Parent proposes modifications to Target's calculation of Net Book Value in excess of $1,000,000 in the aggregate, Parent and Target shall use their commercially reasonable efforts to resolve any such proposed modifications as promptly as practicable. If despite such commercially reasonable efforts any such proposed modifications are not resolved within three business days, Target shall send Parent written notice that it has either (i) agreed to engage the New York, New York office of Arthur Andersen, LLP (the "ACCOUNTING FIRM") to determine whether any such proposed modifications to Target's calculation of Net Book Value shall be made or (ii) elected to terminate this Agreement pursuant to
     Section 8.1(g).

          (d) If Target agrees to engage the Accounting Firm in accordance with
     Section 5.22(c), Parent and Target shall use their commercially reasonable efforts to cause the Accounting Firm to resolve any such proposed modifications as promptly as practicable and in any event within ten business days after the delivery of the notice referred to in (c). The determination by the Accounting Firm shall be final and conclusive. The Net Book Value calculated by Target (as modified as provided herein) shall be the Net Book Value of Target used to calculate the Merger Consideration

         5.23. Reserved.

         5.24. Calculation of Escrow Balance. As promptly as practicable after the Calculation Date, Target shall provide to Parent a written certification from the Chief Executive Officer and Chief Financial Officer of Target of the
(i) Escrow Balance and (ii) Closing Date ALLL (as defined in the Escrow and Indemnity Agreement) (collectively, the "ESCROW CALCULATIONS") with supporting calculations and other information used by Target to calculate the Escrow Calculations; provided that for purposes of this Section 5.24 the Closing Date ALLL shall be the ALLL determined pursuant to Section 5.22. Target shall also provide such other information as Parent shall reasonably request to confirm the accuracy of Target's calculation of the Escrow Balance. The Escrow Calculations proposed by Target (as modified by any changes proposed by Parent acceptable to Target) shall be (x) the Escrow Balance for purposes of Section 2.2 hereof and
(y) the Closing Date ALLL for purposes of the Escrow and Indemnity Agreement.

         5.25. Calculation of Escrow Shares. As promptly as practicable after the Calculation Date and prior to the Closing Date, Parent shall provide to Target its certified calculation of the Escrow Shares based on the Escrow Calculations calculated in accordance with Section 5.24, with supporting calculations and other information used by Parent to calculate the

Escrow Shares. Parent shall also provide such other information as Target shall reasonably request to confirm the accuracy of Parent's calculation of the Escrow Shares. The Escrow Shares certified by Parent (as modified by any changes proposed by Parent acceptable to Target) shall be the Escrow Shares for purposes of Section 2.2 hereof and the Escrow and Indemnity Agreement.

         5.26. Repayment of Stockholder Loans. Target shall cause each and all of the loans or advances made to Brett N. Silvers (the "STOCKHOLDER LOAN") to be satisfied and discharged in accordance with a method detailed in Section 5.26 of the Target Disclosure Letter.

         5.27. Deposit Sale.

          (a) As soon as practicable following the execution and delivery of this Agreement, Target shall cause the Bank to diligently seek one or more "insured banks" (within the meaning of the FDIC Act) to acquire in the aggregate all of the Bank's deposit liabilities (the "DEPOSIT ACQUIRORS" and the "DEPOSIT ASSUMPTION", respectively) and to execute and deliver to the Deposit Acquirors one or more purchase and assumption agreements and such other documentation necessary to complete the Deposit Assumption, in each case containing terms as are customary in the context of similar transactions, including, without limitation, customary representations and warranties, closing conditions, and indemnities. Such purchase and assumption agreements and other documentation are herein referred to as the "DEPOSIT ASSUMPTION AGREEMENTS."

          (b) All terms and conditions of the Deposit Assumption and the Deposit Assumption Agreements shall be reasonably satisfactory to Parent in its reasonable discretion and shall, in any event:

               (i) provide for the assumption by the Deposit Acquirors of all (and not less than all) of the deposit liabilities of the Bank that shall be existing on the date the Deposit Assumption is consummated;

               (ii) authorize the Bank to furnish copies of the Deposit Assumption Agreements to the CBD, the FDIC, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Boston and Parent (and Target hereby agrees to cause the Bank to furnish such copies to such persons);

               (iii) require the Deposit Acquiror to prepare and file with the appropriate bank regulatory authorities such applications and other filings as may be required in the circumstances for the consummation of the Deposit Assumption, including an appropriate application under the Bank Merger Act (12 U.S.C. Section 1828(c));

               (iv) require the Deposit Acquiror to furnish to the Bank, and authorize the Bank to furnish to the CBD, the FDIC, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Boston and Parent, copies of all such applications and filings (and Target hereby agrees to cause Bank to furnish such copies to such persons); and

               (v) if determined by Parent, in its reasonable discretion, to be necessary to obtain any Regulatory Approval or to satisfy any conditions set forth in Section 7, require the Deposit Acquiror, immediately upon the consummation of the Deposit Assumption (with time being of the essence), to furnish to the CBD, the FDIC, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Boston (with copies to the Bank and to Parent) a certificate meeting the requirements of 12 C.F.R. Part 307.1 and such other evidence of the consummation of the Deposit Assumption as any of such persons may request without undue burden upon the Deposit Acquiror.

          (c) In addition, Target shall cause the Bank to furnish to the CBD, the FDIC, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Boston (with copies to Parent) such certificates or other evidences of the consummation of the Deposit Assumption as any of such persons may request to establish that the Bank has ceased to be an "insured bank" (within the meaning of the FDIC Act) and a "bank" within the meaning of the BHC Act.

     6. CLOSING MATTERS

         6.1. The Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Section 7, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Section 7, at a closing (the "CLOSING") to be held at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, unless another date, time or place is agreed to by Parent and Target.

         6.2. Documents and Certificates. Parent and Target shall, on or prior to Closing, execute and deliver all such instruments, documents or certificates as may be reasonably necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

     7. CONDITIONS

         7.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) The Merger shall have been approved and adopted by the requisite vote of the holders of Target Common Stock.

               (b) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

               (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (including without limitation those required to obtain the Regulatory Approvals) (collectively, "CONSENTS") which are necessary for the consummation of the Merger (other than immaterial

          Consents, the failure to obtain which would not be materially adverse to the business of the Surviving Corporation) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that none of the preceding Consents shall be deemed obtained if (i) it shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to Parent or Target of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement or (ii) such Consent causes the ownership of Target and the Target Subsidiaries by Parent, after the Effective Time, to impose on Parent or any of its Subsidiaries (including Target or any Target Subsidiary) any limitations or conditions on the businesses and activities engaged in by Parent or any such Subsidiary that would not be applicable in the absence of such ownership (any such condition or limitation described in clause (i) or (ii) being referred to herein as a "Burdensome Condition"); provided, however, that none of those conditions and requirements set forth in Section
          7.1 of the Target Disclosure Letter hereto shall constitute a Burdensome Condition for any purpose under this Agreement.

               (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

               (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

               (f) All applicable waiting periods with respect to any "Notification and Report Form for Certain Mergers and Acquisitions" filed by Parent, Target or any of their "ultimate parent entities" in compliance with the HSR Act pursuant to the transactions contemplated hereby shall have passed, or early termination of such waiting periods shall have been granted.

               (g) The Net Book Value of Target as of the Calculation Date shall have been determined in accordance with Section 5.22.

         7.2. Conditions to Obligation of Target to Effect the Merger. The obligation of Target to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

               (a) Parent and Sub shall have performed in all material respects all covenants contained in this Agreement required to be performed by each of them at or prior to the Effective Time.

               (b) The representations and warranties of Parent contained in
          Section 3 shall be true and correct when made and shall be true and correct, in all material respects, as of the Effective Time as if made at and as of such time (other than those representations and warranties that are qualified as to materiality or similar language, which shall be true and correct in all respects as of the Effective Time, as if made at and as of such time), except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct, in all material respects, at such time or times.

               (c) Parent shall have furnished Target a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of Parent that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

               (d) The Registration Statement contemplated by Section 5.10(a), registering at least the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under Section 2.1 and 2.2, shall have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for such purpose shall have been initiated or threatened by the Commission. Parent shall have reserved for issuance the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under Section 2.1(c).

               (e) No event or events shall have occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or any Significant Subsidiary.

               (f) Target shall have received an opinion of Bingham Dana LLP, special counsel to Target, dated the Closing Date, substantially to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by stockholders of Target who exchange all of their Target Common Stock solely for Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of a fractional share interest in Parent Common Stock. In rendering its opinion, such counsel shall be entitled to require and rely upon representations contained in certificates of the officers of Target, Parent and Sub. If Bingham Dana LLP shall fail to deliver such opinion, the condition set forth in this Section 7.2(f) may be satisfied, at the option of Parent, by an opinion of King & Spalding.

               (g) Parent shall have loaned or otherwise provided or caused to be provided or otherwise assisted Target in procuring, each in such as manner as the parties shall have agreed, sufficient funds to fund the deposit sale contemplated by Section 7.3(f) hereof on terms described in Section 7.2(g) of the Parent Disclosure Letter.

         7.3. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

               (a) Target shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

               (b) The representations and warranties of Target contained in
          Section 4 shall be true and correct when made and shall be true and correct, in all material respects, as of the Effective Time as if made at and as of such time (other than those representations and warranties that are qualified as to materiality or similar language, which shall be true and correct in all respects as of the Effective Time, as if made at and as of such time), except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct, in all material respects, at such time or times.

               (c) Target shall have furnished Parent a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Target that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

               (d) Target and Brett N. Silvers shall have entered into an agreement, in a form and substance reasonably satisfactory to Parent, terminating the registration rights agreement, employment agreement, and related agreements between Brett N. Silvers and the Company (the "SILVERS AGREEMENT").

               (e) Target, Nancy W. Silvers, and the Silvers Family Trust shall have entered into an agreement, in a form and substance reasonably satisfactory to Parent terminating all of Nancy W. Silvers' and the Silvers Family Trust's registration or similar rights.

               (f) Target shall have, and shall have caused each Target Subsidiary to have, sold and transferred all existing deposits (including all certificates of deposits) on terms and conditions reasonably acceptable to Parent and the FDIC shall have provided to the Federal Reserve Board, the Federal Reserve Bank of Boston and Parent such evidence as any of them may require (or in the case of Parent, may reasonably require) to demonstrate that, at the Effective Time, all such Target Subsidiaries have ceased to be an "insured bank" within the meaning of the Federal Deposit Insurance Act of 1940, as amended (the "FDIC ACT") and no Target Subsidiary shall be an "insured bank" within the meaning of the FDIC Act.

               (g) First International Bank (a wholly owned subsidiary of Target) shall have entered into a retention agreement (the "RETENTION AGREEMENTS"), substantially in the form set forth in Section 7.3(g) of the Target Disclosure Schedule, with each of Leslie Galbraith and Brett N. Silvers and Amendments with not less than 70% of those other officers or employees of Target that have an employment agreement (or similar agreement) with Target or any Target Subsidiary as of the date hereof, and such Retention Agreements and Amendments shall, on the Effective Time, be in full force and effect.

               (h) No event or events shall have occurred that have had, or could reasonably be expected to have, individually or in the aggregate a Material Adverse Effect with respect to Target or any Target Subsidiary.

               (i) At the Effective Time, no Target Subsidiary shall be a "bank" within the meaning of the BHC Act, and Target shall have ceased to be a "bank holding company" within the meaning of the BHC Act.

               (j) Parent, Escrow Agent and Stockholder Representative shall have executed and delivered the Escrow and Indemnity Agreement.

               (k) Parent shall have received from each 145 Affiliate an agreement in the form of Exhibit B attached hereto.

               (l) Target shall have caused the Stockholder Loan to be satisfied in accordance with Section 5.26 and the Chief Financial Officer of Target shall deliver a certificate, on behalf of Target, certifying the amount of the Shareholder Loan satisfied through the redemption or surrender of Target Common Stock.

               (m) At the Effective Time, at least 70% of those persons who have employment agreements with Target or any Target Subsidiary on the date hereof shall be employed by Target or any Target Subsidiary.

               (n) Parent and Sub shall have received a written notice pursuant to Conn. Gen. Statutes Section 36a-185 of the Connecticut Commissioner's intent not to disapprove the Merger or the consummation of the other transactions contemplated herein. In addition, Parent, shall have received such assurances as it may reasonably require that:

                    (i) neither Target nor any Target Subsidiary will be
               required to be or become an "insured institution" under the FDIC Act at any time following the consummation of the Merger;

                    (ii) the minimum capital requirements to be applicable to
               Target for the period immediately following the consummation of the Merger will not exceed those specified in Section 7.3(n)(ii) of the Parent Disclosure Letter;

                    (iii) following the consummation of the Merger, the
               regulatory obligations of Parent and its Subsidiaries with respect to compliance with the regulations of the CDB, shall be limited to (A) furnishing to the CDB copies of the reports required to be filed by Parent under the Exchange Act and (B) ensuring that Target will comply with all capital requirements applicable to it; and

                    (iv) the ownership of Target and the Target Subsidiaries by
               Parent will not impose on Parent and its Subsidiaries (other than Target) any Burdensome Condition.

     8. MISCELLANEOUS

         8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of both Target and Parent:

               (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of Target set forth in a written instrument;

               (b) by either Parent or Target if (i) the Merger shall not have been consummated on or before August 31, 2001, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party that is in material breach of its obligations under this Agreement or whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

               (c) by either Parent or Target if the conditions specified in
          Section 7.1 have not been met or waived by the other at such time as such condition can no longer be satisfied provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party that is in material breach of its obligations under this Agreement or whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the condition or conditions to be satisfied;

               (d) by Parent, if the Board of Directors of Target withdraws, or modifies in any manner, the approval or recommendation by such Board of Directors of this Agreement or the Merger or approves an Acquisition Transaction, or by either Parent or Target if the Board of Directors of Target approves, recommends or causes Target to enter into any agreement with respect to any Acquisition Transaction that constitutes a Superior Proposal;

               (e) by Target if any of the conditions specified in Section 7.2 has not been met by Parent or waived by Target at such time as such condition can no longer be satisfied provided, however, that Target's right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available if Target is in material breach of its obligations under this Agreement or its failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the condition or conditions to be satisfied;

               (f) by Parent if any of the conditions specified in Section 7.3 has not been met by Target or waived by Parent at such time as such condition can no longer be satisfied provided, however, that Parent's right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available if Parent is in material breach of its obligations under this Agreement or its failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the condition or conditions to be satisfied;

               (g) by Target in accordance with Section 5.22; or

               (h) by Parent for Target's failure to call, give notice of, convene and hold the Target Meeting in accordance with Section 5.10(b).

         8.2. Expense Reimbursement.

               (a) In order to induce Parent to enter into this Agreement and to reimburse and compensate Parent for its time, expenses and lost opportunity costs of pursuing the Merger and seeking to consummate the transactions contemplated by this Agreement, Target will make a cash payment to Parent of an amount equal to (x) three million five hundred thousand dollars ($3,500,000) plus (y) all out-of-pocket expenses and fees actually incurred by Parent (including without limitation fees and expenses payable to all legal, accounting, financial and other professional advisors) relating to the Merger or the transactions contemplated by this Agreement (provided that in no event shall such fees and expenses described in clause (y) exceed $1,000,000) (the "BREAK-UP FEE") if:

                    (i) Parent terminates this Agreement pursuant to Section
               8.1(d) or pursuant to Section 8.1(h);

                    (ii) Target terminates this Agreement pursuant to Section
               8.1(d) or pursuant to Section 8.1(g); or

                    (iii) Parent or Target terminates this Agreement pursuant to
               Section 8.1(c) because this Agreement was not approved at the Target Meeting, but only if, (A) at the time of the Target Meeting and at the time of termination there shall have been announced and not withdrawn an Alternative Transaction, and (B) within one year of the date of termination, an Alternative Transaction is closed, in which case such fee shall be payable on the closing date of such Alternative Transaction.

               (b) Any payment required by this Section 8.2 must be paid by Target to Parent (by wire transfer of immediately available funds to an account designated by such party) within one (1) business day after demand by such party.

               (c) The parties agree that the agreements contained in this
          Section 8.2 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that damages upon termination of the Agreement in the circumstances referred to in
          Section 8.2(a) are not reasonably ascertainable and the payment pursuant to Section 8.2(a) constitutes liquidated damages and not a penalty. The payment pursuant to Section 8.2(a) shall not relieve Target from liability for any breach of its representations, warranties, covenants or agreements contained in this Agreement and Parent may pursue any remedies available to it at law or in equity, including recovery of such damages to which it may be entitled, if such breach by Target of its representations, warranties, covenants or agreements contained in this Agreement is a result of or arises out of the willful or intentional misconduct of Target, any Target Subsidiary, or any of their respective officers or directors.

Notwithstanding anything to the contrary contained in this Agreement, (i) in addition to any amounts paid or payable pursuant to this Section 8.2, Target shall pay Parent the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Parent to collect the Break-up Fee, together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. from the date such amount was required to be paid hereunder and (ii) each party hereto shall have liability for such party's breach of its representations, warranties, covenants or agreements contained in this Agreement and the other party may pursue any remedies available to it at law or in equity, including recovery of such damages to which it may be entitled, if, but only if, such breach of such party's representations, warranties, covenants or agreements contained in this Agreement is a result of or arises out of the willful or intentional misconduct of such party, any of such party's Subsidiaries, or any of their respective officers or directors.

         8.3. Non-Survival of Representations, Warranties and Agreements.

               (a) The representations, warranties, covenants and agreements in the this Agreement shall survive the Closing and the consummation of the transactions contemplated herein, subject to the limitations on claims arising out of or related to such representations, warranties, covenants, and agreements in the Escrow and Indemnity Agreement provided that Sections 1.4, 2.1 through 2.5, 5.3, 5.4, 5.7 and 5.13 and this Section 8.3 shall survive consummation of this transactions contemplated hereby to the extent contemplated by such Sections.

               (b) The representations, warranties, covenants and agreements in this Agreement will terminate upon termination of this Agreement pursuant to Section 8.1; provided, however, that Section 5.15, the last sentence of Section 5.4 and all of Section 8.2 will in all events survive any termination of this Agreement.

         8.4. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after Target's Stockholders approve the Merger which reduces or changes the form of the Per Share Stock Consideration without further Stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing which makes express reference to this Section 8.4 and is signed by the party or parties sought to be bound thereby.

         8.5. Entire Agreement. This Agreement together with the Escrow and Indemnity Agreement, the Voting Agreements and Confidentiality Agreement, contain the entire agreement among Parent and Target with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

         8.6. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

         8.7. Certain Definitions. When used in this Agreement, the following terms shall have the following meanings.

               (a) "Affiliate", "associate" and "significant subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

               (b) "Allowance for Loan and Lease Losses" or "ALLL" means, as of any calculation date, the Target Parties' Allowance for Loan and Lease Losses solely with respect to the remaining balance of the Closing Date Portfolio determined in accordance with the Current Methodology, Prevailing Regulatory Requirements and GAAP.

               (c) "Bank" means First International Bank, a Connecticut state bank and trust company.

               (d) "Closing Date Price" shall equal the average of the per share 4:00 p.m. closing prices on the New York Stock Exchange of the Parent Common Stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Closing Date.

               (e) "Connecticut Commissioner" means the Connecticut Banking Commissioner.

               (f) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               (g) "Current Methodology" means the methodology of Target Parties for the calculation of Non-Performing Assets, Risk Rating and the ALLL as outlined in Bank's Credit Policy Manual and the October 12, 2000 Memorandum to the Audit Committee of Target Re: "Adequacy of the Allowance for Loan (and Lease) Losses as of September 30, 2000", as such methodology is in effect on September 30, 2000.

               (h) "Employee Benefit Plan" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme, including, but not limited to each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including, without limitation, each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

               (i) "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Person (whether incorporated or unincorporated), that together with Target or any Target Subsidiary would be deemed a "single employer" within the meaning of Section 414 of the Code, (an "ERISA AFFILIATE"), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

               (j) "Escrow Agent" means Citibank, N.A., a national banking association.

               (k) "Escrow Balance" means an amount determined as of the Calculation Date equal to the greater of (i) $8,000,000 or (ii) the aggregate principal balance of Non-Performing Assets held by the Target Parties as of the Calculation Date.

               (l) "Escrow Shares" means the number of shares to be held in the Escrow determined on the Closing Date by dividing the Escrow Balance by the Closing Date Price.

               (m) "Guaranteed or Insured Portion" of any Loan or Non-Performing Asset means as of any date of calculation that amount of the principal balance of any Loan or Non-Performing Asset (or portion thereof) which as of such date is either guaranteed as to repayment under a Qualified Agency Guaranty in effect as of such date or insured as to repayment under a Qualified Insurance Policy in effect as of such date.

               (n) "Group" shall have the meaning ascribed to such term in
          Section 13(d) of the Exchange Act, as in effect on the date hereof.

               (o) "Knowledge of Target" and words of similar import shall mean all facts known by those officers or directors of Target or Target Subsidiaries set forth in Section 8.7(p) of the Target Disclosure Letter after due inquiry and diligence with respect to the matters at hand.

               (p) "Loan" means each loan and lease held by the Target Parties as of the Closing Date, including uncancelled commitments and contingent exposures thereunder.

               (q) "Market Price" shall equal (i) $57.68, if the Closing Date is on or before July 31, 2001 or (ii) the Closing Date Price, if the Closing Date is after July 31, 2001.

               (r) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses, prospects or results of operations of Target and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as the case may be, or the ability of Target or Parent, as the case may be, to consummate the transactions contemplated hereby provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in interest rates, (b) changes after the date hereof in GAAP, (c) changes after the date hereof in general economic conditions in the United States or in other markets in which Target or Parent, as the case may be, is engaged in business, (d) the effects of the Merger and compliance by Parent and Target with the provisions of this Agreement on the business, financial condition or results of operations of Target or Parent, (e) any change after the date hereof in the market price or trading volume of Target Common Stock or Parent Common Stock, or (f) any changes or effects as a result of the announcement of the Merger or any of the other transactions contemplated herein.

               (s) "Merger Consideration" shall equal

                    (i) $76,328,627, if the Closing Date is on or before July
               31, 2001;

                    (ii) the product of 1,323,311.84 and the Closing Date Price, if the Closing Date is after July 31, 2001, and the Closing Date Price is between $51.91 and $63.45 inclusive;

                    (iii) $83,961,489.62, if the Closing Date is after July 31,
               2001 and the Closing Date Price is greater than $63.45; or

                    (iv) $68,695,764.24, if the Closing Date is after July 31,
               2001 and the Closing Date Price is less than $51.91;

          minus (A) that amount of Stockholder Loans satisfied through the redemption or surrender of Target Common Stock and (B) if, but only if, the Minimum Net Worth exceeds Net Book Value by more than $1,000,000, the amount that Minimum Net Worth exceeds Net Book Value.

               (t) "Minimum Net Worth" shall mean $58,904,000.

               (u) "Net Book Value" shall mean that amount, determined in accordance with Section 5.22 hereof, equal to (x) the total assets of Target as of the Calculation Date minus (y) the total liabilities of Target as of the Calculation Date, determined in accordance with GAAP consistently applied and consistent with prior practices provided that in all cases Net Book Value shall be computed consistent with Prevailing Regulatory Requirements even if such Prevailing Regulatory Requirements are inconsistent with GAAP or prior practice. For purposes of calculating Net Book Value, (i) there shall be excluded the effect on Net Book Value of the exercise of Target Options outstanding as of September 30, 2000, between September 30, 2000 and the Calculation Date; and (ii) any and all director, officer or employee compensation, bonus, and remuneration and all expenses and costs of the Merger and any other transactions contemplated herein, to the extent not actually paid prior to the Effective Time, shall be included as a part of the liabilities of Target as of the Calculation Date.

               (v) "Non-Performing Assets" means as of any date of calculation the sum of the aggregate principal balance of all Loans, Other Real Estate Owned, and Other Assets Owned of Target held by the Target Parties that as of such calculation date are classified on the books and records of the Target Parties as Non-Performing Assets in accordance with the Current Methodology and Prevailing Regulatory Requirements, which shall include, but not be limited to, (a) the aggregate principal balance of all Loans that as of such calculation date are 90 or more days past due as to principal or interest or are otherwise deemed to be Non-Performing Assets, determined as a result of a compelling business reason or in accordance with the Current Methodology and Prevailing Regulatory Requirements and (b) Guaranteed or Insured Portions of such assets to the extent of the amount of any repair required by, or claim denied by, sponsoring agencies under guarantee programs or insurance policies as a result of actions of a Target Party prior to the Closing Date. For the avoidance of doubt, except as otherwise referred to in (b) above, Non-Performing Assets shall not include the Guaranteed or Insured Portion of any Non-Performing Assets.

               (w) "Per Share Merger Consideration" shall mean that amount per share of Target Common Stock determined by dividing the Merger Consideration by the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

               (x) "Person" means an individual, corporation, partnership, association, trust or unincorporated organization.

               (y) "Per Share Stock Consideration" shall mean that number of shares of Parent Common Stock equal to the product of (A) 1.00 and (B) the fraction (rounded to four decimal places) obtained by dividing (1) the Per Share Merger Consideration by (2) the Market Price.

               (z) "Prevailing Regulatory Requirements" means (i) all federal and state regulatory or statutory requirements applicable to the Target Parties on the Closing Date (including without limitation all Required Regulatory Changes), (ii) all Recommended Regulatory Changes adopted by the Target Parties, (iii) all Required Regulatory Changes, and (iv) all federal and state regulatory requirements applicable to the Target Parties based on regulatory examinations being conducted as of the Closing Date the results of which are unknown on the Closing Date.

               (aa) "Qualified Agency Guaranty" means in respect of any Loan, a guaranty issued with respect to such Loan by (i) the SBA, pursuant to SBA Loan Guarantee Agreement Forms 750 or 750B each dated July 1, 1999, (ii) the USDA pursuant to the applicable loan note guarantee or
          (iii) Ex-Im Bank pursuant to the Master Guarantee Agreement for short and medium term loans dated September 11, 1995, as amended; the Medium Term Express Credit Program Agreement dated July 10, 2000; or the Working Capital Guarantee Program Delegated Authority Letter Agreement CT DA-99-002 as supplemented by the "Super" Delegated Authority Letter dated January 3, 2001, as applicable, each as amended or replaced from time to time.

               (bb) "Qualified Insurance Policy" means in respect of any Loan an insurance policy issued with respect to such Loan by AIG or Lloyds of London.

               (cc) "Regulatory Approval" shall refer to the fact that:

                    (i) the Connecticut Commissioner shall have approved the
               indirect acquisition of Target by Parent and the direct acquisition by Target by Sub without imposition of any Burdensome Condition;

                    (ii) to the extent required by any agreement, contract, or understanding to which Target or any Target Subsidiary is a party or by any applicable federal or state law, statute, rule, or regulation, the SBA, the USDA, and Ex-Im shall have approved the indirect acquisition of Target by Parent or have provided assurances satisfactory to Parent that such approvals will be forthcoming;

                    (iii) the SBA, the USDA and Ex-Im Bank shall each have
               confirmed that the consummation of the transactions contemplated herein will not affect Target's status as a "lender," "certified lender" or "preferred lender" under each such agency's loan or loan guarantee programs; and

                    (iv) Target has obtained such consents and approvals
               satisfactory to Parent, in its sole discretion, ensuring that consummation of the transactions contemplated herein will not cause Parent or any Affiliate of Parent (including, without limitation, Target and each Target Subsidiary) to become or continue to be subject to regulation under the Bank Holding Company Act of 1956, as amended or any other federal banking statute.

               (dd) "Risk Rating" means, as of any calculation date, risk ratings assigned in accordance with the Bank's current risk rating system as documented in Section J.3 of the Bank's Credit Policy Manual dated February 1, 2000 and definitions of risk ratings in Prevailing Regulatory Requirements.

               (ee) "Stockholder Representative" shall mean that person designated in the Escrow and Indemnity Agreement.

               (ff) "Subsidiary" of Target, Parent or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Target, Parent or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

               (gg) "Target Benefit Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by Target or any Target Subsidiary or to which Target or any Target Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time.

               (hh) "Target Parties" means collectively Target, the Bank and all Unconsolidated Affiliates.

               (ii) "Unconsolidated Affiliates" means all directly or indirectly owned subsidiaries of Target whose financial results are not accounted for on a consolidated basis by Target for financial reporting purposes including, but not limited to, FNBNE Funding Corp., FIB Holdings, Inc. and FIB Funding Corp.

         8.8. Descriptive Headings. The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

         8.9. Notices. All notices, consents, requests, demands and other communications hereunder will be in writing, signed by or on behalf of the party making the same, will specify the Sections under this Agreement pursuant to which it is given or being made and will be delivered personally or sent by registered or certified mail (return receipt requested) or by UPS Next Day Air (with evidence of delivery and postage and other fees prepaid) as follows:

          If to Target:

              First International Bancorp, Inc.
              280 Trumbull Street
              Hartford, CT 06130
                  Attn:  Brett N. Silvers

              With a copy to:

              Bingham Dana
              150 Federal Street,
              Boston, MA  02110-1726
                  Attn:  Neal J. Curtin

          If to Parent or Sub:

              United Parcel Service, Inc.
              55 Glenlake Parkway NE
              Atlanta, GA  30328
                  Attn: David Mounts

              With copies to:

              King & Spalding
              191 Peachtree Street
              Atlanta, Georgia 30338
                 Attn: John D. Capers, Jr.

              and

              United Parcel Service, Inc.
              55 Glenlake Parkway, N.E.
              Atlanta, GA  30328-3498
                 Attn:  Legal Department -- Cathy Harper


or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.9. Any such notice communication or delivery will be deemed to be given or made (a) on the date of delivery if delivered in person, (b) on the first business day after delivery to a UPS customer service representative or (c) on the fifth business day after it is mailed by registered or certified mail.

         8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

         8.11. Assignment. This Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other parties to this Agreement, neither Parent, Target nor Sub shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

         8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         8.13. Void. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become void ab initio and shall be immediately of no force and effect if and upon the determination by a Governmental Entity having authority to make such determination that the execution of this Agreement or adherence by Target to one or more of the covenants contained in Section 5 (without giving effect to the Merger) causes Parent or any Affiliate of Parent to be a "bank holding company" or a "bank" within the meaning of the BHC Act or subject to any federal or state banking, thrift or similar regulations.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.



                                          UNITED PARCEL SERVICE, INC.


                                          /s/ Joseph R. Moderow
                                          ------------------------------------
                                          By:  Joseph R. Moderow
                                          Title:  Senior Vice President



                                          STAG MERGER COMPANY, INC.


                                          /s/ Robert J. Bernabucci
                                          ------------------------------------
                                          By:  Robert J. Bernabucci
                                          Title:  President

                                          FIRST INTERNATIONAL
                                          BANCORP, INC.


                                          /s/ Brett N. Silvers
                                          ------------------------------------
                                          By:  Brett N. Silvers
                                          Title: Chairman and Chief Executive
                                          Officer

                                                                       EXHIBIT A

                                VOTING AGREEMENT


      THIS VOTING AGREEMENT, dated as of January ___, 2001 (the "AGREEMENT") is by and between _______________ (the "STOCKHOLDER") and United Parcel Service, Inc. (the "PARENT") and Stag Merger Company, Inc., a Delaware corporation ("SUBSIDIARY") and together with Parent the "GRANTEE").

      WHEREAS, Parent, Subsidiary and First International Bancorp, Inc. ("TARGET") have, contemporaneously with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of January 15, 2001 (the "MERGER AGREEMENT"), pursuant to which Subsidiary will be merged with and into Target (the "MERGER");

      WHEREAS, Stockholder is the owner, both beneficially and of record, of ________ shares of Target's common stock, $.001 par value per share (the "COMMON STOCK") (such shares, together with any other shares of Common Stock or other voting capital stock of Target or rights with respect thereto acquired (either beneficially or of record) by Stockholders after the date hereof whether upon the exercise of options or warrant or conversion of convertible securities or otherwise, being referred to herein as the "VOTING AGREEMENT SHARES");

      WHEREAS, as a condition to the willingness of Grantee to enter into the Merger Agreement, Grantee has required that the Stockholder agree, and in order to induce Grantee to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto expressly agree as follows:

      1. DEFINITIONS. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

      2.    RESTRICTIONS ON TRANSFER AND CONVERSION.

            2.1 No Transfers. The Stockholder hereby covenants and agrees that the Stockholder shall not, except as otherwise consented to in writing by Grantee (such consent being within Grantee's sole, absolute and unfettered discretion), prior to the termination of this Agreement, (a) either directly or indirectly, offer or otherwise sell, assign, pledge, hypothecate, transfer, exchange, tender, dispose of or grant an option to dispose of any Voting Agreement Shares or any interest therein, or enter into any agreement, contract or understanding (oral or written) to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement; provided, however, that Stockholder shall be permitted to transfer Voting Agreement Shares
(i) by will or by operation of law, in which case this Agreement shall bind the transferee, (ii) pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, or (iv) to any other stockholder of Target who has executed a voting agreement substantially similar to this Agreement.

            2.2 Inquiries or Proposals. From the date of this Agreement to termination hereof, Stockholder shall not, directly or indirectly, through any officer, director, employee, representative or agent (a) solicit, initiate, or encourage any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Transaction, or (b) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction.

      3. STOCKHOLDER'S RIGHTS. Except as may be limited by this Agreement, the Stockholder shall, as to the Voting Agreement Shares, possess and be entitled to exercise all of the Stockholder's rights and powers of every kind as the beneficial owner thereof, including the right to vote the Voting Agreement Shares and the right to take part in, or give or withhold consent to, any corporate or stockholders' action with respect to which such Voting Agreement Shares are entitled to be voted.

      4.    VOTING AGREEMENT.

            4.1 Voting Agreement. The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Voting Agreement Shares and hereby fully and irrevocably agrees to: (a) appear at any stockholders' meeting of Target held with respect to the Merger or otherwise cause the Voting Agreement Shares to be counted as present at such meeting for purposes of establishing a quorum, (b) vote or consent (or cause to be voted or consented) all of the Voting Agreement Shares in favor of the adoption and approval of the Merger Agreement and consummation of the Merger and any other action required in furtherance thereof; and (c) vote or consent (or cause to be voted or consented) all of the Voting Agreement Shares against any Acquisition Transaction (other than the Merger). Nothing in this Agreement shall limit or restrict a Stockholder's ability to act or vote in such Stockholder's capacity as an officer or director of Target in any manner such Stockholder so chooses.

            4.2 Stockholder Authority. The Stockholder may vote on all issues that come before any meeting of stockholders of Target, other than those specified in Section 4.1, in such Stockholder's sole discretion, provided that such vote is not inconsistent with the purposes of this Agreement or the transactions contemplated by the Merger Agreement.

      5. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Grantee as follows:

            5.1 Due Execution. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

            5.2. No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Voting Agreement Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Voting Agreement Shares are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Stockholder of its obligations under this Agreement or the transactions contemplated by the Merger Agreement or hereby.

            5.3 Record Ownership. The Stockholder is the beneficial and record owner of the Voting Agreement Shares and has the right to vote or direct the voting of the Voting Agreement Shares. The Stockholder has not appointed or granted any proxy or entered into any voting agreement or similar arrangement, which proxy, voting agreement or other arrangement is in effect on the date hereof or will be effective at any time while this Agreement remains in effect, with respect to the Voting Agreement Shares.

      6. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time.

      7.    MISCELLANEOUS.

            7.1. Waiver and Amendment. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. No waiver will be effective unless in a writing which makes express reference to this Section 7.1 and is signed by the party or parties sought to be bound thereby.

            7.2 Entire Agreement. This Agreement contain the entire agreement among Parent, Subsidiary and Stockholder with respect to the transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters.

            7.3 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

            7.4 Descriptive Headings. The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

            7.5 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing, signed by or on behalf of the party making the same, will specify the Sections under this Agreement pursuant to which it is given or being made and will be delivered personally or sent by registered or certified mail (return receipt requested) or by UPS Next Day Air (with evidence of delivery and postage and other fees prepaid) as follows:


          If to Parent or Sub:

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              With copies to:

              King & Spalding
              191 Peachtree Street
              Atlanta, Georgia 30338
              Attn: John D. Capers, Jr.

              and

              United Parcel Service, Inc.
              55 Glenlake Parkway, N.E.
              Atlanta, GA  30328-3498
              Attn:  Legal Department -- Cathy Harper

          If to Stockholder:

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              ------------------------


or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7. Any such notice communication or delivery will be deemed to be given or made (a) on the date of delivery if delivered in person, (b) on the first business day after delivery to a UPS customer service representative or (c) on the fifth business day after it is mailed by registered or certified mail.

            7.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

            7.6 Assignment This Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other parties to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

            7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

            7.8 Parties in Interest. All covenants and agreements contained herein shall be binding upon and inure to the benefit of the Stockholder or Grantee, whichever is applicable under the terms hereof. Nothing in this Agreement, whether express or implied, shall be construed to give to any person, other than the Stockholder or Grantee, any legal or equitable right, remedy or claim under or in respect of this Agreement (and any covenants, conditions or provisions contained herein).

            7.9. Specific Performance. Each party acknowledges that its obligations hereunder are unique, and agrees that the other shall have the right, in addition to any other rights it may have at law, to specific performance or equitable relief by way of injunction if it shall fail to perform any of its obligations hereunder.

            7.10. Forum Selection. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal Court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court.

      IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement, or caused this Agreement to be duly executed, as of the date hereof.



                                          [STOCKHOLDER]



                                          ----------------------------------



                                          UNITED PARCEL SERVICE, INC.


                                          By:_______________________________
                                          Name:
                                          Title:



                                          STAG MERGER COMPANY, INC.


                                          By:_______________________________
                                          Name:
                                          Title:

3



                                                                       EXHIBIT B


                           TARGET AFFILIATE AGREEMENT



United Parcel Service, Inc.
55 Glenlake Parkway, NE
Atlanta, GA 30328

Gentlemen:

      Pursuant to the terms of the Agreement and Plan of Merger dated as of January 15, 2001 (the "MERGER AGREEMENT") by and among United Parcel Service, Inc., a Delaware corporation ("PARENT"), First International Bancorp, Inc., a Delaware corporation ("TARGET"), and Stag Merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("SUB"), Sub will be merged with and into Target, with Target continuing as the surviving corporation (the "MERGER"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

      I have been advised that I may be deemed to be an "affiliate" of Target, as the term "affiliate" is used in sections (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") promulgated pursuant to the Securities Act.

      As a result of the Merger, I may receive shares of Parent Common Stock in exchange for shares of Target Common Stock owned by me as of the Effective Date.

      1. I hereby represent, warrant and covenant to Parent that in the event I receive my Parent Common Stock as a result of the Merger:

            (a) I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

            (b) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Target.

            (c) I have been advised that the shares of Parent Common Stock to be issued to me pursuant to the Merger have been registered with the Commission under the Securities Act in a Registration Statement on Form S-4. However, I have also been advised that, (i) because, at the time the Merger is submitted for a vote of the stockholders of Target, I may be deemed to be an affiliate of Target and (ii) because the sale or distribution by me of the Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, (y) such sale, transfer or other disposition has been registered under the Securities Act, or (z) in the written opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

            (d) I understand that except as provided for in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

            (e) I also understand that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ________ __, 2001 BETWEEN THE REGISTERED HOLDER HEREOF AND UNITED PARCEL SERVICE, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF PARENT.

            (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 or pursuant to a registration statement, Parent reserves the right to put the following legend on the Certificates issued to my transferee:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THESE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE


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
                  MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

      2. It is understood and agreed that certificates with the legends set forth in paragraphs (1)(e) and (f) above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then applicable to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, which no action letter shall be reasonably satisfactory to Parent, to the effect that the restrictions imposed by Rule 144 and 145 under the Securities Act no longer apply to the undersigned.


                                          Very truly yours,


                                          __________________________



Agreed and accepted, this __ day of __________, 2001.


UNITED PARCEL SERVICE, INC.


By:_________________________
   Name:
   Title:


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
4




                                                                       EXHIBIT C

                         ESCROW AND INDEMNITY AGREEMENT

      THIS ESCROW AND INDEMNITY AGREEMENT (the "AGREEMENT"), dated as of the ____ day of ____________, 2001, is entered into by and among United Parcel Service, Inc., a Delaware corporation ("PARENT"), ____________, an individual resident of the State of ____________, as the Stockholder Representative, and Citibank, N.A., a national banking association, as the escrow agent (the "ESCROW AGENT"). Parent, Stockholder Representative and Escrow Agent shall be sometimes referred to herein as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

      WHEREAS, Parent, Target and Sub are parties to the Agreement and Plan of Merger Agreement (the "MERGER AGREEMENT"), dated as of January 15, 2001, pursuant to which Sub will be merged with and into Target (the "MERGER") with Target being the Surviving Corporation;

      WHEREAS, each Stockholder of Target will receive shares of Parent Common Stock in connection with the Merger;

      WHEREAS, Section 2.2 of the Merger Agreement provides for certain shares of Parent Common Stock to be deposited in escrow as security for certain indemnity obligations of the Stockholders described herein;

      WHEREAS, as a condition to and in contemplation of the Merger, Parent and the Stockholders have agreed to enter into this Agreement pursuant to Section 7.3(i) of the Merger Agreement and as a material inducement to Parent to enter into the Merger Agreement and consummate the transactions contemplated therein; and

      WHEREAS, Parent and Stockholder Representative desire that the Escrow Agent act as escrow agent in accordance with the terms hereof, and the Escrow Agent is willing to act in such capacity;

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein and in the Merger Agreement, the Parties, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

      1. DEFINITIONS. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the following meanings.

            1.1. "ARBITRATOR" means a "Big 5" accounting firm mutually agreeable to Parent and Stockholder Representative.

            1.2.  "CLAIMS PERIOD"  shall have the meaning set forth in
Section 6.2 hereof.

            1.3.  "CLOSING DATE" means the date hereof.

            1.4. "CLOSING DATE ALLL" shall be equal to the amount as of the Calculation Date of the ALLL solely with regard to the remaining balance of the Closing Date Loan Portfolio determined in accordance with the Current Methodology, Prevailing Regulatory Requirements, and GAAP.

            1.5. "CLOSING DATE PORTFOLIO" means the Direct Exposure and, without duplication, the Non-Performing Assets, included in the books and records of the Target Parties as of the Closing Date.

            1.6. "DIRECT EXPOSURE" means as of any date of calculation the aggregate principal balance of all Loans and Non-Performing Assets as of such date to the extent not sold, participated or securitized as of such date, but does not include Guaranteed or Insured Portions, except for Direct Exposure Adjustments with respect thereto.

            1.7. "DIRECT EXPOSURE ADJUSTMENTS" means as of any date of calculation the aggregate portion of any Guaranteed or Insured Portion (including any uninsured portion of a Loan or Non-Performing Asset which may have been sold or participated) for which repair is required by, or a claim has been denied by, an issuer of a Qualifying Agency Guaranty or Qualifying Insurance Policy or for any filed and unresolved claims.

            1.8. "DISBURSEMENT DATE" means the date within sixty (60) days following the Escrow Measurement Date on which the remaining balance of the Escrow Shares is delivered to the Stockholders pursuant to Section 5.2.

            1.9.  "EFFECTIVE TAX RATE" means 39%.

            1.10. "ESCROW AGENT" means Citibank, N.A., a national banking association.

            1.11. "ESCROW CHARGE" means an amount determined as of the Escrow Measurement Date, calculated on an after tax basis using Target's Effective Tax Rate, equal to (x) the Target Parties' ALLL on the Escrow Measurement Date (the "ESCROW MEASUREMENT DATE ALLL") minus (y) the Target Parties' ALLL on the Calculation Date (the "CALCULATION DATE ALLL"), plus (z) cumulative net charge-offs by the Target Parties during the period from the Calculation Date through the Escrow Measurement Date in accordance with the Current Methodology, the Prevailing Regulatory Requirements and GAAP. The CEO of Target shall certify on the Closing Date that the Calculation Date ALLL was determined in accordance with the Current Methodology, Prevailing Regulatory Requirements and GAAP.

            1.12. "ESCROW MEASUREMENT DATE" means the last day of the twelfth full calendar month following the Closing Date.

            1.13. "ESCROW MEASUREMENT DATE ALLL" with respect to the Closing Date Loan Portfolio shall be determined as follows:

                  (a) The Escrow Measurement Date ALLL shall be determined in a manner consistent with the Current Methodology, Prevailing Regulatory Requirements and GAAP.

                  (b) Prior to the Escrow Measurement Date, the risk ratings for the Direct Exposure of the Target Parties expected to be in effect on the Escrow Measurement Date may be reviewed by an independent examiner. The risk ratings shall be assigned in accordance with the Target's current risk rating system as documented in Section J.3 of the Target's Credit Policy Manual dated February 1, 2000 and definitions of loan risk ratings in Prevailing Regulatory Requirements.

                  (c) The independent examiner shall be selected from the schedule of examiners attached hereto as Schedule 1.13(c). The review by the independent examiner of the then-remaining Loans and Non-Performing Assets in the Closing Date Portfolio shall be commenced no more than forty-five (45) days prior to the Escrow Measurement Date. The final risk ratings, as rendered by the independent examiner, after review and discussion with management, shall be utilized in establishing the Escrow Measurement Date ALLL.

                  (d) The loss allocation percentages used to determine the Escrow Measurement Date ALLL shall be calculated based on the Current Methodology and Prevailing Regulatory Requirements.

                  (e) Any Loan that is renewed after the Closing Date shall not be included in the Closing Date Portfolio for purposes of determining the Escrow Measurement Date ALLL, with the exception of Loans that are either
      (i) directed to be renewed by the issuer of a Qualified Agency Guaranty or the Qualified Insurance Policy or (ii) Loans that are questioned or questionable with respect to collectability at the time of renewal and the renewal is part of a workout strategy to maximize repayment of principal and interest.

provided that, notwithstanding anything herein to the contrary, (i) in no event will the Escrow Measurement Date ALLL be less than 120% of the Non-Performing Assets as of the Escrow Measurement Date, excluding the Guaranteed or Insured Portion of Non-Performing Assets as of the Escrow Measurement Date, (ii) Parent may choose to establish higher reserves for its accounting purposes, but the Escrow Measurement Date ALLL will be calculated consistent with the Current Methodology, Prevailing Regulatory Requirements and GAAP and (iii) even if the Commission, Federal Reserve, FDIC, CDB or other regulatory authorities, with or without jurisdiction, publish or propose rules with regard to the establishment of loan loss allowances after the Closing Date, the above detailed methodology will be utilized to determine the Escrow Measurement Date ALLL.

            1.14. "FINAL CALCULATIONS" means the Preliminary Calculations as finally determined pursuant to Section 7.3.

            1.15. "INDEMNIFIED PARTIES" means the Escrow Agent and each director, officer, employee, shareholder, attorney, agent and Affiliate of the Escrow Agent.

            1.16. "INDEMNITY CLAIM" shall mean a claim to the right of payment pursuant to Section 6.2(a).

            1.17. "INTERIM ESCROW MEASUREMENT DATE" means the last day of each month end after the Closing Date until the month end immediately preceding the Escrow Measurement Date.

            1.18. "MERGER ADJUSTMENT CLAIM" shall mean a claim for the adjustment of the Merger Consideration pursuant to Section 7.3.

            1.19. "NEW SHARES" means any shares of Parent Common Stock or other equity securities issued or distributed by Parent with respect the Escrow Shares after the date hereof.

            1.20. "NOTIONAL ALLL" means a "notional" Escrow Measurement Date
ALLL.

            1.21. "PARENT INDEMNIFIED PARTIES" means Parent, the Surviving Corporation and each of their respective Subsidiaries, Affiliates, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

            1.22. "PARENT LOSSES" means any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses).

            1.23. "PRELIMINARY CALCULATIONS" means Parent's calculation of the Escrow Measurement Date ALLL and each Notional ALLL along with supporting work papers.

            1.24. "STOCKHOLDERS" means the former Stockholders of Target who are the beneficial owners of a pro rata portion of the Escrow Shares.

            1.25. "TARGET'S ALLL" means as of any date of calculation, Target's estimate of uncollectible amounts from its loans and leases, which estimate is used to reduce the book value of loans and leases shown on the books and records of Target Parties to equal the amount that is expected to be collected by Target.

      2. APPOINTMENT OF ESCROW AGENT. Parent and Stockholder Representative hereby appoint and designate the Escrow Agent as escrow agent to receive, hold and distribute the Escrow Shares in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer and disburse the Escrow Shares in accordance with the terms of this Agreement.

      3.    ESTABLISHMENT OF ESCROW.

            3.1. Establishment of Escrow Shares. As soon as practicable after the Effective Time, and in any event within five (5) business days thereafter, Parent shall deposit in escrow with the Escrow Agent a certificate representing the Escrow Shares (plus a proportionate share of any additional shares of Parent Common Stock as may be issued with respect to the Escrow Shares upon any stock splits, stock dividends or other recapitalization effected by Parent following the Effective Time). The Escrow Shares shall be registered in the name of the Stockholder Representative, as representative of the Stockholders. The name, address, taxpayer identification and percentage interest of the Escrow Shares of each Stockholder are set forth in Annex A attached hereto (for each Stockholder its "PERCENTAGE INTEREST").

            3.2. Investment of Escrow Shares. The Escrow Agent shall have no obligation to pay interest on or to invest or reinvest the Escrow Shares.

      4.    CLAIMS AGAINST THE ESCROW.

            4.1. Indemnification Claims. In the event that a Parent Indemnified Party shall have an Indemnity Claim, Parent shall promptly send written notice of such Indemnity Claim to the Escrow Agent, which notice shall certify that Parent has delivered a copy of such Indemnity Claim to the Stockholder Representative. Parent and the Stockholder Representative shall resolve all Indemnity Claims in accordance with Section 6. Upon receipt of an Indemnity Claim, the Escrow Agent shall set aside a number of Escrow Shares having an aggregate value (determined at the Closing Date Price) equal to the amount of such Indemnity Claim and, subject to Section 12.7 hereof, shall hold and disburse such number of Escrow Shares only in accordance with (a) the joint written instructions of Parent and the Stockholder Representative or (b) a final non-appealable order of a court of competent jurisdiction; provided, that, until such time as any such Indemnity Claim shall have been resolved in accordance with this Agreement, the Stockholder Representative shall continue to be the record owner of such shares and the Stockholders shall continue to be the beneficial owners of such shares.

            4.2. Merger Adjustment Claims. If after the determination of the Calculation Date ALLL in the Final Calculations, Parent desires to make a Merger Adjustment Claim, Parent shall promptly send written notice of such Merger Adjustment Claim to the Escrow Agent, which notice shall certify that Parent has delivered a copy of such Merger Adjustment Claim to the Stockholder Representative. Parent and the Stockholder Representative shall resolve all Merger Adjustment Claims in accordance with Section 7. Upon receipt of a Merger Adjustment Claim, the Escrow Agent shall set aside a number of Escrow Shares having an aggregate value (determined at the Closing Date Price) equal to the amount of such Merger Adjustment Claim and, subject to Section 12.7 hereof, shall hold and disburse such number of Escrow Shares only in accordance with (a) the joint written instructions executed by Parent and the Stockholder Representative delivered promptly upon the determination of the Final Calculations in accordance with Section 7, (b) a certified letter addressed to Escrow Agent from the Arbitrator announcing its determination of the Final Calculation in accordance with Section 7 or (c) a final non-appealable order of a court of competent jurisdiction; provided, that, until such time as the Final Calculations shall have been determined in accordance with this Agreement, the Stockholder Representative shall continue to be the record owner of such shares and the Stockholders shall continue to be the beneficial owner of such shares.

            4.3. Escrow Share Value. For purposes of determining the number of Escrow Shares to be transferred to any Parent Indemnified Party in connection with the satisfaction of an

Indemnity Claim or to Parent in connection with the satisfaction of a Merger Adjustment Claim in accordance with Section 7, each Escrow Share shall be valued at the Closing Date Price with the number of Escrow Shares actually transferred being rounded to the nearest whole.

      5.    RELEASE OF ESCROW SHARES.

            5.1. Release of Escrow Shares. The Escrow Shares shall be released from escrow, in whole or in part, in accordance with the provisions of Section 4 and this Section 5. If any such release requires a release of less than all of the Escrow Shares then held in escrow, the Escrow Agent shall deliver the certificate representing the Escrow Shares then in escrow and an accompanying stock power of the Stockholder Representative to Parent who shall issue and return to the Escrow Agent a new certificate representing the number of Escrow Shares that are to continue to be held by the Escrow Agent in the name of the Stockholder Representative.

            5.2. Release on Disbursement Date. On the Disbursement Date, subject to Section 11.4, the Escrow Agent shall distribute to each Stockholder a number of shares corresponding to its Percentage Interest of the remaining balance of the Escrow Shares less (a) its Percentage Interest of the number of shares equal to the aggregate amount of any unresolved Indemnity Claims against the Escrow Shares of which the Escrow Agent has received written notice during the Claims Period and (b) its Percentage Interest of the number of shares equal to any unresolved Merger Adjustment Claim. Escrow Agent shall use commercially reasonable efforts to send to the Stockholders set forth in Annex A attached hereto their pro rata portion of the Escrow Shares in the number and to the addresses set forth in Annex A as promptly as practicable. Any remaining Escrow Shares held by the Escrow Agent after the Disbursement Date with respect to an unresolved Indemnity Claim or an unresolved Merger Adjustment Claim shall continue to be held and not released to any Party except pursuant to this Agreement or pursuant to a final non-appealable order of a court of competent jurisdiction.

      6.    INDEMNIFICATION OBLIGATIONS OF STOCKHOLDERS.

            6.1. Indemnification by Stockholders. Subject to Section 12.7 hereof, each Stockholder shall, severally, in proportion to their Percentage Interest, indemnify and hold harmless the Parent Indemnified Parties from, against and in respect of any and all Parent Losses arising out of or relating to:

                  (a) any breach or inaccuracy of any representation or warranty of Target set forth in the Merger Agreement or in any certificate (except for the certificate delivered by Target pursuant to Section 5.22(a) of the Merger Agreement, if, but only if, such inaccuracy is corrected by an adjustment to Net Book Value in accordance with Section 5.22) or other document delivered by Target pursuant to the Merger Agreement;

                  (b) any breach of or noncompliance by Target with any covenant or agreement of Target contained in the Merger Agreement or in any certificate or other document delivered by Target pursuant to the Merger Agreement; or

                  (c) any fraud, willful misconduct or bad faith of Target in connection with the Merger Agreement.


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
            6.2.  Indemnification Procedure.

                  (a) Promptly after receipt by a Parent Indemnified Party of notice by a third party of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Parent Indemnified Party may be entitled to receive payment from the Stockholders for any Parent Losses, such Parent Indemnified Party will notify the Stockholder Representative, promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Stockholder Representative will relieve the Stockholders from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Stockholder Representative materially prejudices the interests of the Stockholders. The Stockholder Representative will have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Parent Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Parent Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Stockholder Representative declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Parent Indemnified Party, in either case within such twenty-day period, then such Parent Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Stockholders will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Stockholders will not be required to pay the fees and disbursements of more than one counsel for all Parent Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Parent Indemnified Party or the Stockholders, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Stockholder Representative or the Parent Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Stockholder Representative or the Parent Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

                  (b) No Parent Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Stockholder Representative, unless either (i) the Stockholder Representative fails to assume and maintain the defense of such claim pursuant to Section 6.2(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Stockholders from all liability arising out of such claim. The Stockholder Representative may not, without the prior written consent of any Parent Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Parent Indemnified Party from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Parent Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes, in any material respect, with the business of the Parent Indemnified Party or any of the Parent Indemnified Party's Affiliates.

                  (c) In the event a Parent Indemnified Party claims a right to payment pursuant to this Agreement, such Parent Indemnified Party will promptly send written notice of such claim to the Stockholder Representative. Such notice will specify the basis for such claim. As promptly as practicable after the Parent Indemnified Party has given such notice, such Parent Indemnified Party and the Stockholder Representative will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise).

            6.3. Claims Period. The claims period under this Agreement shall begin on the date hereof and terminate on the Disbursement Date (the "CLAIMS PERIOD"). Notwithstanding the foregoing, if, prior to the close of business on the Disbursement Date, an Indemnifying Party shall have been properly notified of an Indemnity Claim hereunder and such Indemnity Claim shall not have been finally resolved or disposed of at such date, such Indemnity Claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

            6.4. Limit on Liability. Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, the Indemnity Claims of the Parent Indemnified Parties hereunder shall be payable solely from, and shall be enforceable solely against, the escrow created hereunder including the Escrow Shares and other property and funds in the escrow, it being specifically understood and agreed that no Stockholder shall have any personal liability to a Parent Indemnified Party for any Indemnity Claim and that the Parent Indemnified Parties shall look solely to the escrow created hereunder including the Escrow Shares and other property and funds in the escrow for payment or satisfaction of any and all Indemnity Claims.

            6.5. Investigations. The representations and warranties of Target contained in the Merger Agreement or in any certificate or other document delivered by Target pursuant to the Merger Agreement and the rights to indemnification set forth in this Section 6 will not be deemed waived or otherwise affected by any investigation made by any Parent, Indemnified Party, or their respective employees, officers, directors, agents or representatives.

            6.6. Exclusive Remedies. To the maximum extent permitted by law, the indemnities set forth in this Agreement shall be the exclusive remedies of the Parent Indemnified Parties for all Parent Losses arising out of or related to
(i) any breach or inaccuracy of any representation or warranty of Target set forth in the Merger Agreement or in any certificate or other document delivered by Target pursuant to the Merger Agreement, (ii) any breach of or noncompliance by Target with any covenant or agreement of Target contained in the Merger Agreement or in any certificate or other document delivered by Target pursuant to the Merger Agreement or (iii) any fraud, willful misconduct or bad faith of Target in connection with the Merger Agreement, and the Parent Indemnified Parties shall not be entitled to any other indemnification rights or other remedies of any nature whatsoever with respect thereto, all of which are hereby waived.


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
      7.    POST-CLOSING ADJUSTMENT TO MERGER CONSIDERATION.

            7.1. Post-Closing Adjustment. The Merger Consideration received by the Stockholders pursuant to the Merger Agreement in connection with the Merger shall be reduced by an amount equal to the lesser of (x) the Escrow Balance (as such amount may be reduced as a result of indemnification claims made pursuant to Section 6 hereof) and (y) the Escrow Charge.

            7.2. Determination of Post-Closing Adjustment. As promptly as possible after each Interim Escrow Measurement Date, Parent will calculate a Notional ALLL as of such Interim Escrow Measurement Date for its internal accounting purposes. The Notional ALLL on each Interim Escrow Measurement Date shall be equal to 120% of the aggregate principal balance of Non-Performing Assets on such Interim Escrow Measurement Date. On each Interim Escrow Measurement Date, Parent shall calculate a "notional" drawdown by Parent from the escrow account equal to the difference, calculated on an after tax basis, at the Effective Tax Rate, between (x) the Notional ALLL calculated on such Interim Escrow Measurement Date and (y) the Notional ALLL calculated on the last day of the month end immediately prior to such Interim Escrow Measurement Date, plus cumulative charge-offs by the Bank of Non-Performing Assets between the Closing Date or last Interim Escrow Measurement Date (as the case may be) and such Interim Escrow Measurement Date, provided that, this Section 7.2 shall not authorize Parent to drawdown all or any portion of the Escrow Balance based on the "notional" drawdown calculated pursuant to this Section 7.2. Parent shall promptly deliver to the Stockholder Representative each of the "notional" drawdown calculations prepared pursuant to this Section 7.2.

            7.3.  Final Resolution of Post-Closing Adjustment.

                  (a) As promptly as practicable following the Escrow Measurement Date but, in any event, within thirty (30) days following the Escrow Measurement Date, Parent will determine the Escrow Measurement Date ALLL in accordance with Section 1.13 and shall deliver to the Stockholder Representative the Preliminary Calculations.

                  (b) The Stockholder Representative shall have thirty (30) calendar days following receipt of the Preliminary Calculations during which to notify Parent in writing of any dispute of any item contained in the Preliminary Calculations, which notice shall set forth in reasonable detail the basis for such dispute. If the Stockholder Representative does not notify Parent of any dispute within such thirty (30) calendar-day period, the Preliminary Calculations shall be deemed to be the Final Calculations. Parent and the Stockholder Representative shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Calculations shall be prepared in accordance with the agreement of Parent and the Stockholder Representative.

                  (c) If Parent and Stockholder Representative are unable to resolve any dispute regarding the Preliminary Calculations within fifteen
      (15) calendar days (or such longer period as Parent and the Stockholder Representative shall mutually agree in writing) of notice of a dispute, Parent and Stockholder Representative shall engage the Arbitrator to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on Parent and the Stockholder Representative. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty
      (30) calendar days of its engagement. The expenses of the Arbitrator shall be paid as expenses of the escrow in accordance with Section 10.6.

      8. TERM. This Agreement shall be terminated (a) upon disbursement or release of all Escrow Shares by the Escrow Agent in accordance with this Agreement or (b) upon disbursement of the entire balance of the Escrow Shares by the Escrow Agent into a court of competent jurisdiction in accordance with the terms hereof. This Agreement shall not otherwise be terminated.

      9.     VOTING RIGHTS; DIVIDENDS.

            9.1. Voting Rights. The Stockholder Representative, as the registered owner of the Escrow Shares, shall vote the Escrow Shares on all matters on which the stockholders of Parent are required or permitted to vote in accordance with this Section 9. The Stockholder Representative agrees that [HE] will vote the Escrow Shares in accordance with the written directions of their respective beneficial owners. In the absence of such directions, the Stockholder Representative need not vote such Escrow Shares. The Stockholder Representative need not furnish proxy information or other documents provided to the Stockholder Representative by Parent to the beneficial owners of the Escrow Shares.

            9.2. Dividends. Any New Shares in respect of shares of Parent Common Stock which have not been released from escrow shall be added to and considered part of the Escrow Shares. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Shares shall not be added to or considered part of the Escrow Shares but shall be distributed to the record holders of such Escrow Shares. Cash dividends paid on Parent Common Stock shall not become part of the escrow hereunder but shall be distributed directly to the beneficial holders of the Escrow Shares on the record date set for any such dividend. The Parties agree that any dividend income earned on the Escrow Shares shall be recognized as income by the Stockholders for federal, state and local tax purposes.

      10.   ESCROW AGENT.

            10.1. Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Shares in accordance with the terms of this Agreement. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Parties or to which any Party is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Party or an entity acting on its behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder. The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Party that the Escrow Agent shall in good faith believe to be genuine,
(ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians (not resulting from its gross negligence or willful misconduct), (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Shares, or any loss of interest incident to any such delays, or (v) for an amount in excess of the value of the Escrow Shares, valued as of the date of deposit, but only to the extent of direct money damages. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Parent and the Stockholders, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. The Escrow Agent shall have no obligations or responsibilities in connection with the Merger Agreement, or any other agreement between any other Parties to the Merger Agreement, other than this Agreement.

      The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. The Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

      If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Shares), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the Parties or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

            10.2. Indemnification of Escrow Agent.

                  (a) Generally. From and at all times after the date of this Agreement, Parent and the Stockholders, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Indemnified Parties against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Parent and the Stockholder Representative in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Parent and the Stockholder Representative and Parent and the Stockholder Representative shall be entitled to participate in such defense. Parent and the Stockholders shall be responsible for the expenses of the counsel referred to in the foregoing sentence. All such fees and expenses payable by Parent and the Stockholders pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Parent and the Stockholders, jointly and severally, upon demand by such Indemnified Party. Such Indemnified Party may not settle or compromise any claim or consent to the entry of judgment with respect to which indemnification is being sought from Parent and the Stockholders hereunder without the prior written consent of Parent and the Stockholder Representative. The obligations of Parent and the Stockholders under this
      Section 8.2(a) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

                  (b) Effect of Indemnification. The Parties agree that neither the payment by Parent or the Stockholders of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Shares in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Parent and the Stockholders, the respective rights and obligations of Parent, on the one hand, and the Stockholder

      Representative, on the other hand, under this Agreement. Parent and the Stockholders agree among themselves that any obligation for indemnification under this Section 10.2 shall be borne by the one of them responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if both Parent and the Stockholder Representative agree in writing to submit the dispute to arbitration) or litigation.

            10.3. Disputes.

                  (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Shares, unless the Escrow Agent receives written instructions, signed by all Parties, which eliminates such ambiguity or uncertainty.

                  (b) In the event of any dispute between or conflicting claims by or among the Parties and/or any other person or entity with respect to any Escrow Shares, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Shares so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Parties.

                  (c) The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

            10.4. Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to Parent and Stockholder Representative or may be removed, with or without cause, by Parent and the Stockholder Representative, acting jointly, at any time by the giving of ten days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Parent and Stockholder Representative, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by Parent and Stockholder Representative. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession in accordance with Section 10. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

            10.5. Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Shares.

            10.6. Fees. Parent and the Stockholders shall compensate the Escrow Agent for its services hereunder in accordance with Annex B attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including UPS Next Day Air), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 10.6 shall be payable upon demand by the Escrow Agent and, with respect to the Escrow Agent, shall be a joint and several obligation of Parent and the Stockholders. The obligations of Parent and the Stockholders under this Section 10.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. As between Parent and the Stockholders, the costs to verify and administer the escrow, to make all required calculations and to satisfy any claims for indemnification by Escrow Agent pursuant to Section 10.2 hereof will be borne pro-rata by the Escrow Shares and the Parent based on the ratio of Escrowed Shares released from the escrow and the total Escrowed Shares at the Closing Date. Parent shall pay that portion of such expenses equal to the ratio determined by dividing the number of Escrow Shares released to the Stockholders, from the escrow by the total Escrowed Shares at the Closing Date and the remaining expenses will be borne by the Escrow Shares. Parent will advance all such costs, subject to reimbursement from the escrow on the escrow release date for any portion of such costs required to be paid from the escrow.

      11.   STOCKHOLDER REPRESENTATIVE.

            11.1. Power and Authority. Upon approval of the Merger by the stockholders of Target, the Stockholder Representative shall be irrevocably constituted and appointed as the true and lawful agent and attorney-in-fact of each Stockholder with full powers of substitution to act in the name, place and stead of each Stockholder and such Stockholder's successors with respect to the transactions contemplated by this Agreement, as the same may from time to time be amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated hereby. All actions taken by the Stockholder Representative hereunder shall be binding upon each Stockholder and such Stockholder's successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority, on behalf of all Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any Merger Adjustment Claim or Indemnity Claim, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, to authorize payments to be made with respect thereto, and to retain such counsel and consultants as appropriate and necessary to carry out [HIS] duties under this Agreement. The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative as the act of the Stockholders in all matters referred to in this Agreement or any other documents contemplated hereby.

            11.2. Acts and Omissions. The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in any manner that the Stockholder Representative considers appropriate in [HIS] sole discretion, and the Stockholder Representative shall not be responsible to any Stockholder (or to Parent or the Surviving Corporation or any other Party) for any loss or damage any Stockholder may suffer by reason of the performance by the Stockholder Representative of his duties under this Agreement, other than loss or damage arising from willful violation of law or gross negligence in the performance of his duties under this Agreement.

            11.3. Resignation; Successors. Any Stockholder Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Stockholder Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of any Stockholder Representative, a successor shall be named by a majority of the Stockholders; provided however, that if for any reason no successor has been appointed within fifteen (15) days, any Stockholder shall have the right to petition the court of competent jurisdiction for appointment of the successor Stockholder Representative. Each such successor Stockholder Representative shall have all the power, authority, rights and privileges hereby conferred upon an original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include each such successor Stockholder Representative.

            11.4. Indemnification of Stockholder Representative.

                  (a) Generally. From and at all times after the date of this Agreement, the Stockholders, severally, in proportion to their Percentage Interest, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Stockholder Representative against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by or asserted against the Stockholder Representative from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not the Stockholder Representative is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that the Stockholder Representative shall not have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of the Stockholder Representative. If any such action or claim shall be brought or asserted against the Stockholder Representative, the Stockholder Representative shall promptly notify Parent and the Stockholders in writing, and the Stockholder Representative shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Parent and the Stockholders and Parent and the Stockholders shall be entitled to participate in such defense. The Stockholders shall be responsible for the expenses of the counsel referred to in the foregoing sentence. All of the foregoing losses, damages, costs and expenses of the Stockholder Representative shall be payable by the Stockholders and satisfied only out of the Escrow Shares and only subsequent to the Escrow Measurement Date and satisfaction of all claims made by any and all Parent Indemnified Parties pursuant to this Agreement to the extent that, and only to the extent that, any portion of the Escrow Shares remain in the escrow after all claims by all Parent Indemnified Parties under this Agreement are finally determined by a court of competent jurisdiction and are subject to no further appeal. The Stockholder Representative may not settle or compromise any claim or consent to the entry of judgment with respect to which indemnification is being sought from the Stockholders hereunder without the prior written consent of Parent. The obligations of the Stockholders under this Section
      11.4 shall survive any termination of this Agreement and the resignation or removal of the Stockholder Representative.

                  (b) Effect of Indemnification. The Parties agree that neither the payment by the Stockholders of any claim by the Stockholder Representative for indemnification hereunder nor the disbursement of any amounts to the Stockholder Representative from the Escrow Shares subsequent to the Escrow Measurement date in respect of a claim by the Stockholder Representative for indemnification shall impair, limit, modify, or affect, as between Parent and the Stockholders, the respective rights and obligations of Parent, on the one hand, and the Stockholder Representative, on the other hand, under this Agreement.

      12.   MISCELLANEOUS.

            12.1. Descriptive Headings. The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or annex will mean a section or schedule of or to this Agreement.

            12.2. Notices. All notices, consents, requests, demands and other communications hereunder will be in writing, signed by or on behalf of the party making the same, will specify the Sections under this Agreement pursuant to which it is given or being made and will be delivered personally or sent by registered or certified mail (return receipt requested) or by UPS Next Day Air (with evidence of delivery and postage and other fees prepaid) as follows:

            If to Escrow Agent:

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              ------------------------


                  With a copy to:

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              ------------------------

            If to Parent:

                   United Parcel Service, Inc.
                   55 Glenlake Parkway NE
                   Atlanta, GA  30328
                       Attn: David Mounts


                  With a copies to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30338
                  Attn: John D. Capers, Jr.

                  and

                  United Parcel Service, Inc.
                  55 Glenlake Parkway, N.E.
                  Atlanta, GA  30328-3498
                  Attn:  Legal Department -- Cathy Harper

            If to the Stockholder Representative:

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              ------------------------

                  With a copy to:

              ------------------------

              ------------------------

              ------------------------

              ------------------------

              ------------------------


or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 12.2 Any such notice communication or delivery will be deemed to be given or made (a) on the date of delivery if delivered in person, (b) on the first business day after delivery to a UPS customer service representative or (c) on the fifth business day after it is mailed by registered or certified mail.

            12.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

            12.4. Assignment. This Agreement is not intended to nor will it confer upon any other person (other than the Parties hereto) any rights or remedies. Without the prior written consent of the other Parties to this Agreement, no Party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other Parties hereto shall be null and void.

            12.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

            12.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

            12.7. Limitation on Claims. Notwithstanding anything in this Agreement to the contrary, (i) the Stockholders shall not be liable for indemnification for any Parent Losses pursuant to Section 6 hereof and shall not adjust the Merger Consideration pursuant to Section 7 unless and until the aggregate of all such indemnification claims and adjustments to Merger Consideration exceeds $1,000,000, at which time the Stockholders shall be liable for all such indemnification claims and adjustments to Merger Consideration and (ii) Parent Indemnified Parties shall not be entitled to any indemnification claim pursuant to Section 6 hereof to the extent, but only to the extent, that the Parent Indemnified Parties shall have recovered amounts pursuant to Section 7 hereof or to the extent that the Merger Consideration shall have been reduced pursuant to Sections 5.22 and 8.7(s) of the Merger Agreement. Parent acknowledges that a disbursement of Escrow Shares in accordance with this Agreement shall be the sole and exclusive means by which Indemnity Claims and Merger Adjustment Claims shall be paid under this Agreement.

      IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                                    UNITED PARCEL SERVICE, INC.


                                    ____________________________________________
                                    By:
                                    Title:


                                    [ESCROW AGENT]


                                    ____________________________________________
                                    By:
                                    Title:


                                    ____________________________________________
                                    ___________, AS STOCKHOLDER REPRESENTATIVE